Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

INTREXON CORPORATION,

TRANS OVA GENETICS, L.C.

THE SELLERS NAMED ON THE SIGNATURE PAGES HERETO

AND

PRO-EDGE, LP., AS THE SECURITYHOLDERS REPRESENTATIVE

Dated as of August 8, 2014

i

Exhibits

Exhibit A – Form of Promissory Notes

Schedules

Schedule A: Sellers’ and Optionholder’s Allocable Portions

Schedule B: Applicable Indemnification Portions

Disclosure Schedules

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amended and Restated Membership Interest Purchase Agreement (this “Agreement”) is entered into as of August 8, 2014, by and among INTREXON CORPORATION , a Virginia corporation (“Buyer”), TRANS OVA GENETICS, L.C., an Iowa limited liability company (the “Company”), the members of the Company named on the signature pages to this Agreement (each a “Seller” and collectively, the “Sellers”), and PRO-EDGE, LP., an Iowa limited partnership and a Seller (the “Securityholders Representative”). Buyer, the Company, Sellers and the Securityholders Representative are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. The parties entered into a Membership Interest Purchase Agreement dated June 30, 2014 (the “Original Agreement”) and desire to amend and restate the Original Agreement as provided herein.

B. Sellers are the registered and beneficial owners of 100% of the issued and outstanding membership interest units of the Company (collectively, the “Membership Interests”).

C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, 100% of the aggregate Membership Interests owned by each Seller as set forth in Schedule A (the “Transferred Interests”), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Agreement as follows:

Article I

Definitions and Terms

Section 1.01	Defined Terms.

Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Allocable Portion” means, with respect to any Seller and the Optionholder, the percentage set forth next to each Seller’s and the Optionholder’s name on Schedule A attached hereto.

“Applicable Indemnification Portion” means, with respect to each Indemnifying Securityholder, the percentage set forth next to each Person’s name on Schedule B which will be provided by the Company to the Buyer prior to Closing.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” means any weekday other than a weekday on which national or state chartered banks are closed in the Commonwealth of Virginia.

“Buyer Common Stock” means Buyer’s common stock, no par value per share.

“Buyer Material Adverse Effect” or “Buyer Material Adverse Change” means any effect, event or change that would be materially adverse to the business, assets, results of operations or condition of Buyer and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Buyer Material Adverse Effect or Buyer Material Adverse Change: (i) any condition or conditions affecting the industries or industry sectors in which the Buyer and its Subsidiaries operate, the U.S. economy or securities, debt or other financial markets or any foreign economy or securities, debt or other financial markets; (ii) any change or changes in GAAP or applicable laws, rules or regulations (or interpretation thereof); (iii) any act or acts of God, calamities, acts of war or terrorism, or national or international political or social conditions; (iv) any one or more changes or effects that are attributable or related to the announcement of the transactions contemplated by this Agreement; or (v) any one or more changes, effects or failures as a result of any action taken by a Party at the direction or with the consent of the other Party or in accordance with or as required by this Agreement.

“Buyer Stock Value” means $20.77, provided that, if at any time during the period between the date of this Agreement and the Closing Time, any change in the outstanding shares of capital stock of Buyer shall occur as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange or readjustment of shares or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date during such period, the Buyer Stock Value shall be equitably adjusted to provide the holders of Buyer Common Stock and Sellers the same economic effect as contemplated by this Agreement prior to that event.

“Change in Control Bonus Plan” means the Change in Control Bonus Plan of the Company pursuant to which the Indemnifying Bonus Plan Recipients listed therein shall be entitled to receive cash and stock bonuses and the Non-Indemnifying Bonus Plan Participants shall be entitled to receive cash bonuses, all in an aggregate amount not to exceed the sum of $6,130,755.61 plus such portion of the Forgiven Debt as is allocable to the Indemnifying Bonus Plan Participants to be paid by the Company in connection with the transactions contemplated by this Agreement. Stock bonuses shall be valued using the Buyer Stock Value.

“Change in Control Bonus Plan Participants” means the Indemnifying Bonus Plan Participants and the Non-Indemnifying Bonus Plan Participants.

“Claim” means any demand, claim, or action by any Person alleging actual or potential liability.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company’s Corporate Documents” means the Company’s certificate of organization and all amendments thereto (collectively, the “Certificate of Organization”), the Company’s operating agreement and all amendments thereto (collectively, the “Operating Agreement”), any existing voting trust, shareholders’ agreement, investors rights agreement, currently effective proxy, or other agreement or understanding with respect to the voting of any Equity Interest of the Company, and any Equity Interest transfer restrictions set forth in any of the Company’s Employee Benefit Plans as described under the heading “Company’s Corporate Documents Transfer Restrictions” in Section 1.01 of the Disclosure Schedules.

“Company Option” means an option to purchase any membership interest units or other Company Equity Interests, or right to acquire membership interest units or other Company Equity Interests under any Company Option Plan, which are outstanding immediately prior to the Closing Time (whether or not then vested or exercisable).

“Company Option Plan” means any Employee Benefit Plan or any other plan, agreement or arrangement pursuant to which any membership interest units or other Company Equity Interests, or right to acquire membership interest units or other Company Equity Interests, may be issued.

“Confidential Information” means any information concerning the business and affairs of the Company and its Subsidiaries that is not already generally available to the public.

“Court Order” means any judgment, decision, decree, consent decree, injunction, ruling or order of any Governmental Entity that is binding on any Person or its property.

“Employee Benefit Plan” means any ‘‘employee benefit plan’’ (as such term is defined in ERISA §3(3)), whether or not subject to ERISA, and any other employee benefit plan, program or arrangement, including, without limitation, any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, restricted stock, appreciation right, performance unit, phantom stock, profit participation, equity equivalent, equity purchase agreement, other equity arrangement, incentive, bonus, vacation, severance, change in control, termination, retention, health and welfare (including any retiree medical or retiree life benefits), educational assistance, employee loan, fringe benefit, and other employee benefit plans, programs or arrangements, whether formal or informal, oral or written, legally binding or not, whether by individual agreement or plan or otherwise, but excluding arrangements for the payment of regular salary and wages, maintained by the Company, any of its Subsidiaries or any

ERISA Affiliate or under which the Company, any of its Subsidiaries or any ERISA Affiliate has any liability with respect to, or which otherwise cover, any of the current or former officers, employees, directors or consultants of the Company, any Subsidiary thereof or any ERISA Affiliate or their beneficiaries.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Environmental Requirements” means all federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials or Petroleum Products.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person that is treated at any time as a single employer with the Company or any of its Subsidiaries for purposes of Code §414 or ERISA §4001.

“Exchange” means the New York Stock Exchange LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemplar Genetics” means Exemplar Genetics, LLC, an Iowa limited liability company.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Bid” shall mean any quotation, bid or proposal made by the Company or any of its Subsidiaries prior to the date hereof which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, task order, delivery order or other similar arrangement of any kind including all modifications, options and extensions, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand; provided, however, that no supplier agreement or vendor agreement in an amount under the Simplified Acquisition Threshold (as defined in the Federal Acquisition Regulations) shall be deemed a Government Contract hereunder. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates, unless there is no such Government Contract under which such task, purchase or delivery order was delivered or to which it relates.

“Governmental Entity” means any court, arbitral tribunal, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state, or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” means any solid waste, hazardous material, hazardous waste, infectious medical waste, or hazardous or toxic substance defined or regulated as such in or under any Environmental Requirement, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are now defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Requirement.

“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means, without duplication, (a) all indebtedness and obligations of the Company and/or its Subsidiaries for borrowed money or with respect to loans or advances; (b) all obligations of the Company and/or any Subsidiary thereof evidenced by a note, bond, debenture or credit agreement; (c) all reimbursement obligations of the Company and/or its Subsidiaries with respect to letters of credit, surety bonds and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof); (d) all obligations of the Company and/or its Subsidiaries to pay the deferred purchase price of property or services; (e) all indebtedness of the Company and/or its Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company and/or any Subsidiary; (f) all obligations of the Company and/or any Subsidiary thereof as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases; (g) all obligations of the Company and/or any Subsidiary thereof under any interest rate or currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) or commodity swaps, forward contracts and similar agreements; and (h) all guarantees issued with respect to the type of obligations described in clauses (a) through (g) above of any other Person; in each case including the aggregate principal amount of, and any accrued interest and applicable prepayment charges or premiums with respect to, all such borrowed money, purchase money financing and capitalized lease obligations.

“Indemnifying Bonus Plan Participants” shall have the meaning ascribed thereto in the Change in Control Bonus Plan.

“Indemnifying Securityholders” means the Sellers, the Optionholder and the Indemnifying Bonus Plan Participants.

“Independent Auditor” means KPMG LLP or, if such firm is unable or unwilling to act, such other independent certified public accounting firm as shall be agreed upon by Buyer and Securityholders Representative, acting reasonably.

“Intellectual Property” means all United States and non-United States (a) patents and patent applications (and any continuations and divisionals thereof), whether or not patents are issued on such applications and whether or not such patents or applications are modified, withdrawn or resubmitted; (b) trademarks, service marks, trade names and trade dress, together with the goodwill associated exclusively therewith; (c) copyrights, including copyrights in computer software, and works of original authorship; (d) registrations and applications for registration of any of the foregoing under clauses (a) – (c) of this definition; (e) trade secrets, know-how, formulae, compilations, devices, methods, techniques or processes, and confidential or proprietary information; (f) inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process; (g) computer software program source code, object code, data and documentation; (h) domain names or uniform resource locators used in connection with any global computer or electronic network (including, without limitation, the Internet and the World Wide Web) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, all applications, registrations, and renewals in connection therewith, and all source code, object code, data and documentation relating thereto; and (i) all other intellectual property rights associated with the foregoing.

“Inventory” means all of the inventories of raw materials, work in process, finished goods and supplies held for use or sale by the Company and its Subsidiaries.

“Key Employees” means each of Dr. David Faber and Dr. Jan Schuiteman.

“Knowledge of Sellers” means the actual knowledge of Sellers (and each officer, director, shareholder, member and manager thereof for each Seller which is not a natural person), after reasonable inquiry of those officers of the Company having responsibility for the referenced matter.

“Known Litigation Claims and Liabilities” means the known litigation claims described in Section 6.16 of the Disclosure Schedules, including all liabilities, losses, damages, obligations, costs and expenses included and described therein or that might reasonably be expected to result therefrom, including any and all losses, damages, obligations, costs or expenses that may be incurred to the adverse parties in connection with such claims, to third parties under Company contracts or to any Government Entity in connection therewith.

“Law” or “Laws” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s or any of its Subsidiary’s business.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, tax lien, attachment, levy, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Law, or otherwise.

“Loss(es)” means, subject to Section 7.06(a), all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, amounts actually paid to Third Parties through the final resolution of a Third Party Claim or incurred by the applicable Person in settlement, costs, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding, to the extent not related to a Third Party Claim, consequential, punitive, special or exemplary damages, lost profits or losses based on valuation metrics or other multipliers.

“Material Adverse Effect” or “Material Adverse Change” means any effect, event or change that would be materially adverse to the business, assets, results of operations or condition of the Company and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (i) any condition or conditions affecting the industries or industry sectors in which the Company and its Subsidiaries operate, the U.S. economy or securities, debt or other financial markets or any foreign economy or securities, debt or other financial markets; (ii) any change or changes in GAAP or applicable laws, rules or regulations (or interpretation thereof); (iii) any act or acts of God, calamities, acts of war or terrorism, or national or international political or social conditions; (iv) any one or more changes or effects that are attributable or related to the announcement of the transactions contemplated by this Agreement; (v) any one or more changes, effects or failures as a result of any action taken by a Party at the direction or with the consent of the other Party or in accordance with or as required by this Agreement, or (vi) any of the Known Litigation Claims and Liabilities, or any adverse development in connection therewith.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Option Share Amount Cash Payments” means the cash payments to be made to the Optionholder pursuant to Section 2.02(a) and Section 2.02(c).

“Net Option Share Amount Stock Payment” means the shares of Buyer Common Stock to be issued to the Optionholder at the Closing pursuant to Section 2.02(b).

“Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement dated April 4, 2014 entered into by Buyer and the Company.

“Non-Indemnifying Bonus Plan Participants” shall have the meaning ascribed thereto in the Change in Control Bonus Plan.

“Optionholder” means Thomas Mercuro.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries.

“Permitted Encumbrances” means (a) real estate taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (b) mechanics liens and similar liens for labor, materials, or supplies incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, be material or (ii) being contested in good faith by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that do not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the business of the Company and its Subsidiaries as presently conducted; and (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property that do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Permits” means approvals, consents, licenses, permits, waivers, or other authorizations issued, granted, given, or otherwise required by or under the authority of any Governmental Entity or pursuant to any Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Petroleum Products” means gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products.

“PPACA” means the Patient Protection and Affordable Care Act of 2010.

“Pre-Closing Tax Liabilities” means (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (‘‘Pre-Closing Tax Period’’); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. For the avoidance of doubt, all Taxes with respect to income of Sellers or the Company realized by reason of the sale of the Transferred Interests hereunder shall be deemed Pre-Closing Tax Liabilities.

“Purchase Price” means the sum of the Closing Cash Payment, the Closing Stock Payment (valued for this Purpose at the Buyer Stock Value), the Net Option Share Amount Stock Payment, the Net Option Share Amount Cash Payments, the cash and stock payments to be made under the Change in Control Bonus Plan, the Deferred Proceeds as adjusted pursuant to Section 10.06(d) and the Forgiven Debt (to the extent not included in the calculation of the Closing Cash Payment at the time of Closing).

“Registered Intellectual Property” means Intellectual Property registered or filed with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Required Consents” means the consents, approvals and notices set forth on Section 6.03 of the Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means the number of validly issued, fully paid and non-assessable shares of Buyer Common Stock determined by dividing (a) $30,000,000, by (b) the Buyer Stock Value, rounded down to the nearest whole share.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); provided, however, that Exemplar Genetics shall not be deemed a Subsidiary of the Company for purposes of the representations and warranties set forth in Article VI below other than Section 6.06 and the Fundamental

Representations and Warranties, with all of such Fundamental Representations and Warranties given to Sellers’ Knowledge (to the extent not already qualified as such). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matters Partner” shall mean the Company membership interest unit holder who has been designated as the “tax matters partner” of the Company pursuant to Code §6231 and the Treasury Regulations promulgated thereunder.

“Tax Nexus Jurisdictions” means those states and political subdivisions of a state where the Company is considered to be liable for the payment of Taxes under applicable state Tax law at any time since January 1, 2008.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the temporary and final Treasury Regulations promulgated under the Code.

Section 1.02	Interpretation Provisions.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “$” are intended to refer to U.S. dollars. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. The captions and headings of this Agreement are for ease of reference only and shall not affect the construction of this Agreement. Whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The Parties hereto participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

Article II

Purchase and Sale

Section 2.01	Purchase and Sale of Membership Interests.

On the Closing Date and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the Transferred Interests, free and clear of all Liens, for the consideration specified below in Section 2.02.

Section 2.02	Purchase Price.

(a) On the Closing Date, Buyer agrees to pay to each Seller and the Optionholder, by bank or wire transfer of immediately available funds, to the accounts designated in writing by such Seller and the Optionholder, such Seller’s and such Optionholder’s Allocable Portion, rounded down to the nearest whole cent, of an aggregate amount in cash equal to (i) $60,000,000 (the “Initial Proceeds”), plus (ii) the Forgiven Debt if the amount of the Forgiven Debt is determined prior to the Closing, minus (iii) the gross amount of cash payments required to be made at Closing from the Change in Control Bonus Plan (including the Indemnifying Bonus Plan Participants’ portion of Forgiven Debt if the amount of the Forgiven Debt is determined prior to the Closing), as provided in Schedule A (such amount resulting after the additions and deductions to the Initial Proceeds referred to herein, the “Closing Cash Payment”).

(b) On the Closing Date, Buyer agrees to issue to each Seller and the Optionholder each such Seller’s and the Optionholder’s Allocable Portion of the Stock Consideration, minus that number of shares of Buyer Common Stock to be issued to the Indemnifying Bonus Plan Participants under the Change in Control Bonus Plan immediately after Closing, as provided in Schedule A, in each case by making a book entry for each Seller and the Optionholder registering in the name of such Seller or Optionholder that number of shares of Buyer Common Stock with Buyer’s transfer agent, American Stock Transfer & Trust Company, LLC (the “Closing Stock Payment”); provided that all payments under this Agreement to be made in the form of Buyer Common Stock shall be made only in whole shares of Buyer Common Stock, and any fractional share shall be rounded down to the nearest whole share.

(c) Subject to adjustments as set forth in Section 10.06(d) below, Buyer agrees to pay to each Seller and the Optionholder, by bank or wire transfer of immediately available funds, to the accounts designated in writing by such Seller and the Optionholder, such Seller’s and the Optionholder’s Allocable Portion, rounded down to the nearest whole cent, of an aggregate amount in cash equal to $20,000,000 minus the gross amount of Individual Post-Closing Bonuses (as defined in the Change in Control Bonus Plan) required to be made under the Change in Control Bonus Plan to the Indemnifying Bonus Plan Participants (the “Deferred Proceeds”), as provided in Schedule A, which Deferred Proceeds are due and payable, subject to the provisions of Article X, to each Seller and the Optionholder in three equal installments as follows: (i) the first installment on the first anniversary of the Closing Date; (ii) the second installment on the second anniversary of the Closing Date; and (iii) the third installment on third anniversary of the Closing Date. Simple interest shall accrue on the unpaid Deferred Proceeds from the Closing Date until the Deferred Proceeds are paid in full at a rate of 5% per annum and will be computed on the basis of a 365 day year, counting the actual number of days elapsed. Each Seller’s and the Optionholder’s portion of the accrued interest on the Deferred Proceeds shall be due and payable to such Person on each date that an installment is due hereunder or under the Change in Control Bonus Plan, as applicable. If any payment of principal plus interest is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. The obligation to pay each of the Sellers and the Optionholder the Deferred Proceeds shall be evidenced by promissory notes in the form of Exhibit A (the “Promissory Notes”). The amount of Deferred Proceeds and the amounts owed under the Promissory Notes shall be reduced in order to reflect any payments under Article X. Notwithstanding the amounts set forth in the Promissory Notes as calculated on the Closing Date, if amounts contemplated to be paid under the Change in Control Bonus Plan to Indemnifying Bonus Plan Participants at the time of making any payment of Deferred Proceeds is reduced because any such participant is no longer entitled to receive such payment under the Change in Control Bonus Plan, such amounts shall be reallocated as Deferred Proceeds and paid to the Sellers and the Optionholder (together with interest at the rate of 5% from the date of Closing, computed on the basis of a 365 day year, counting the actual number of days elapsed) in accordance with their respective Allocable Portion.

(d) At such time as the Company receives written notice from the Iowa Department of Economic Development or another authorized Governmental Entity that any principal and/or interest outstanding with respect to any debt owed by the Company as of the date of this Agreement has been forgiven or is not otherwise required to be repaid (the “Forgiven Debt”), the Buyer agrees to pay to each Seller, the Optionholder and the Indemnifying Bonus Plan Participants (provided, in the case of the Indemnifying Bonus Plan Participants, such payments are made, if at all, on or before the fifth (5th) anniversary of the Closing), by bank or wire transfer of immediately available funds, to the accounts designated in writing by such Persons, a pro rata amount of such Forgiven Debt (calculated based on the amounts received previously by each such Person (valuing Buyer Common Stock at the Buyer Stock Value)), rounded down to the nearest whole cent. Any amounts due under this Section 2.02(d) shall be made within five (5) Business Days of the date that Buyer is notified of the Forgiven Debt. In the event that the Company or the Sellers notify the Buyer of the Forgiven Debt prior to the Closing, the payments required by this Section 2.02(d) shall be deferred until and subject to the occurrence of the Closing, and shall occur on the Closing.

(e) Each Seller acknowledges that the Change in Control Bonus Plan will reduce the total consideration to be paid to Sellers by up to $6,130,755.61 (plus the portion of the Forgiven Debt paid to the Indemnifying Bonus Plan Participants, if any). Each Seller waives any right of first offer or right of first refusal it may have with respect to the other Sellers’ Transferred Interests. Each Seller acknowledges that his or its Allocable Portion does not represent his or its respective percentage ownership of the Company and such Seller will therefore not receive a pro rata distribution of the Purchase Price. Such Seller hereby irrevocably releases the Company, Buyer and their respective Affiliates, agents, attorneys or representatives from any and all claims, liability or causes of action that such Seller (or, as applicable, its partners, members, stockholders, affiliates, heirs and successors) may have against the Company, Buyer and their respective Affiliates, officers, directors, stockholders, members, managers, agents, attorneys and representatives and the Change in Control Bonus Plan Participants related to such non-pro rata distribution of the Purchase Price.

(f) The Securityholder Representative may from time to time before or after the Closing deliver revised versions of Schedule A to the Buyer to reflect changes in amounts to be paid to Sellers and the Optionholder as a result of reductions in amounts that may be paid to Change in Control Bonus Plan Participants in the event that any such participants are no longer entitled to receive any payments under the Change in Control Bonus Plan.

Section 2.03	Equity Awards; Change in Control Bonus Plan.

(a) The Company Option issued to the Optionholder shall be repurchased, cancelled and terminated at the Closing Time in exchange for the right to receive the Net Option Share Amount Cash Payments and the Net Option Share Amount Stock Payment. Any other Company Options shall be canceled without any payment or other consideration being made in respect thereof.

(b) Buyer agrees that the aggregate amount of all cash payments required to be paid under the Change in Control Bonus Plan shall be paid by Buyer to the Company in the amounts and otherwise in accordance with the terms of the Change in Control Bonus Plan, and Buyer shall cause such payments to be made by the Company upon the Payment Dates (as defined in the Change in Control Bonus Plan) or as otherwise specified in the Change in Control Bonus Plan, by bank or wire transfer of immediately available funds, to the accounts designated in writing by each Change in Control Bonus Plan Participant, net of applicable withholding Taxes, if any, which shall be computed as if such payments are supplemental wages under the Code and any analogous state Tax law. Immediately after the Closing, Buyer shall grant all the Indemnifying Bonus Plan Participants fully vested awards of Buyer Common Stock, in the amounts specified under the Participation Agreements (as defined in the Change in Control Bonus Plan) between the Company and each Participant, under Buyer’s Amended and Restated 2013 Omnibus Incentive Plan, which such Buyer Common Stock has been registered under the Securities Act pursuant to a Registration Statement on Form S-8 (No. 333-196840); provided that all grants of Buyer Common Stock to Indemnifying Bonus Plan Participants shall be made only in whole shares of Buyer Common Stock, and any fractional share shall be rounded down to the nearest whole share.

(c) Buyer agrees that the aggregate amount of all Net Option Share Amount Cash Payments as provided in Schedule A shall be paid by Buyer as soon as practicable, but in no event later than five (5) Business Days after such payment is due, by bank or wire transfer of immediately available funds, to the accounts designated in writing by the Optionholder.

Section 2.04	Withholding.

Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Buyer determines, acting reasonably, that it is required to deduct and withhold under any provision of the Code or any applicable Law related to Taxes. Any such withheld amounts shall be paid over to the applicable Governmental Entity and, to the extent so paid over, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If Buyer is required to deduct and withhold from any non-cash amounts payable pursuant to this Agreement, Buyer, at Buyer’s option, may withhold any such amounts from any other cash amounts Buyer is required to pay to such Person, or may require such Person to pay to Buyer in cash any applicable amounts before payment of such non-cash amounts.

Article III

Closing, Deliveries and Other Actions

Section 3.01	Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia 23219 pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement commencing at 9:00 a.m. local time on the first Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Securityholders Representative may mutually determine (the “Closing Date”). The Closing shall be deemed to have occurred for accounting purposes as of 11:59 p.m. Eastern Daylight Time on the Closing Date (the “Closing Time”).

Section 3.02	Deliveries at Closing.

At the Closing, (a) Sellers shall deliver to Buyer the various certificates, instruments, and documents and shall take the actions referred to in Section 9.01 below, (b) Buyer shall deliver to Securityholders Representative the various certificates, instruments, and documents and shall take the actions referred to in Section 9.02 below, and (c) Buyer will deliver to Sellers the consideration specified in Section 2.02(a) and Section 2.02(b) above. On or prior to the fifth Business Day preceding the Closing Date, Seller shall deliver to Buyer statements setting forth in reasonable detail (i) the individual cash payments to be made under the Change in Control Bonus Plan together with wiring instructions for the accounts designated by or on behalf of each Change in Control Bonus Plan Participant, (ii) the awards of Buyer Common Stock to be made under the Change in Control Bonus Plan, (iii) the Net Option Share Amount Stock Payment and (iv) the Net Option Share Amount Cash Payments together with wiring instructions for the accounts designated by the Optionholder.

Article IV

Representations and Warranties Relating to Sellers

Each of the Sellers severally but not jointly represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) with respect to such Seller.

Section 4.01	Organization of Sellers.

Such Seller which is a corporation or other entity, is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

Section 4.02	Authorization of Transaction.

Such Seller which is a corporation or other entity has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action (including all necessary corporate or other entity action, if applicable), and no other actions or proceedings (including corporate or other entity proceedings, if applicable) on the part of such Seller are necessary to authorize this Agreement or the transactions contemplated hereby. The execution of this Agreement by such Seller will be effective without any signature, consent or other action of such Seller’s spouse (unless such Seller resides in a community property state). If such Seller resides in a community property state, such Seller’s spouse has consented to and approved the execution of this Agreement by such Seller to the extent required by applicable law. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exceptions”). Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other Person in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Seller and all other agreements contemplated hereby have been duly authorized by such Seller.

Section 4.03	Title.

Such Seller holds of record and owns beneficially the Membership Interests set forth across from such Seller’s name in Section 4.03 of the Disclosure Schedules, in each case free and clear of any restrictions on transfer (other than restrictions under the Securities Act and Blue Sky Laws and certain restrictions in the Company’s Corporate Documents which have been waived or otherwise satisfied with respect to this Agreement and the transactions contemplated hereby), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any Equity Interest of the Company. Such Seller is not a party to any voting trust, shareholders’ agreement, investors rights agreement, currently effective proxy, or other agreement or understanding with respect to the voting of any Equity Interest of the Company. Upon Buyer’s payment of the Purchase Price payable at Closing, Buyer will own good and marketable title to the Transferred Interests, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and Blue Sky Laws and certain restrictions in the Operating Agreement), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

Section 4.04	Non-Contravention.

Neither the execution and delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which such Seller is subject or any provision of such Seller’s charter, bylaws, or other governing documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets is subject.

Section 4.05	Litigation.

There is no pending or, to the knowledge of such Seller, threatened injunction, judgment, order, decree, ruling, or charge, and such Seller is not a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency or other Governmental Entity and there is no pending or, to the knowledge of such Seller, threatened, litigation, arbitration proceeding, governmental investigation, citation, claim or action of any kind (i) against such Seller relating to the Company or any of its Subsidiaries or (ii) that seeks restraint, prohibition, damages or other relief in connection with such Seller’s obligations under this Agreement or the consummation by such Seller of the transactions contemplated hereby.

Section 4.06	Investment Representations.

Such Seller hereby represents and warrants that it: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act; (b) has substantial experience in evaluating and investing in securities of companies similar to Buyer so that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests; (c) understands that the acquisition of its portion of the Stock Consideration hereunder is a speculative investment which involves a high degree of risk of loss of its investment therein, is able to bear the economic risk of its investment in its portion of the Stock Consideration for an indefinite period of time, including the risk of a complete loss of such investment in such securities and acknowledges that its portion of the Stock Consideration has not been registered under the Securities Act and, therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available; (d) is acquiring its portion of the Stock Consideration for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause Buyer to be in violation of, applicable Law, understands that its portion of the Stock Consideration has not been, and will not be, registered under the Securities Act and is being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein; and (e) has had the opportunity to obtain all information requested by it and has had the opportunity to meet with representatives of Buyer and to have them answer any questions and provide such additional information regarding the terms and conditions of the transactions contemplated hereby and the business and prospects of Buyer, all of which questions have been answered and all of which requested information has been provided to its full satisfaction.

Article V

Buyer’s Representations and Warranties

Buyer represents and warrants to Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

Section 5.01	Organization and Qualification of Buyer.

Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.02	Buyer Articles of Incorporation and Bylaws.

The copies of Buyer’s Articles of Incorporation (the “Buyer Articles”) and Bylaws (the “Buyer Bylaws” and, together with the Buyer Articles, the “Buyer Governing Documents”) that are attached to the Buyer SEC Filings are complete and correct copies thereof as in effect on the date hereof. The Buyer Governing Documents are in full force and effect and Buyer is in compliance with the material terms of the Buyer Governing Documents.

Section 5.03	Authorization of Transaction.

Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the Remedies Exceptions. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws and the rules and regulations of the Exchange, (ii) those required under the Hart-Scott-Rodino Act or (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer and no shareholder votes by Buyer’s shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 5.04	Non-Contravention.

Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (a) assuming that all consents, approvals, authorizations and permits described in Section 5.03 have been obtained and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which Buyer is subject, the listing rules of the Exchange or any provision of its charter, bylaws, or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

Section 5.05	Permits.

(a) Buyer and each Buyer Subsidiary hold all material Permits necessary for the ownership, lease and operation of its properties and assets, and such Permits are in full force and effect.

(b) From January 1, 2011, through the date of this Agreement, neither Buyer nor any Buyer Subsidiary has received any written communication from any Governmental Entity that (i) alleges that Buyer or any Buyer Subsidiary is not in compliance with any material Permit or Law applicable to it or (ii) informs Buyer that any investigation or review by any Governmental Entity is pending with respect to Buyer or any Buyer Subsidiary or any of their respective properties or assets or that any such investigation or review is currently contemplated.

(c) None of Buyer, its Subsidiaries, any officer or employee of the foregoing Persons, or, to the knowledge of Buyer, any of their respective directors, managers, shareholders, members or agents, or any other Person acting on their behalf, has: (i) made any illegal payment to officers or employees of any Governmental Entity; (ii) made any unlawful political contributions; (iii) received any payments, services or gratuities which were not legal to receive or which Buyer, any of its Subsidiaries, or any of their respective directors, managers, shareholders, members, officers, employees or agents, or any other Person acting on their behalf should have known were not legal for the payor or the provider to make or provide; (iv) made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting Buyer or any Subsidiary thereof in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations; (v) made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges; or (vi) engaged in any other reciprocal practices that violate any laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Buyer or any Subsidiary thereof.

(d) None of Buyer, its Subsidiaries, any officer or employee of the foregoing Persons, or, to the Knowledge of Buyer, any of their respective directors, managers, shareholders, members or agents, or any other Person acting on their behalf, has engaged in any business or effected any transactions with any Person: (i) located in the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria, or Zimbabwe (or any other sanctioned country or region as may be identified, from time to time by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), collectively, the “Restricted Nations”); (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is on OFAC’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Bureau of Industry and Security’s or the Department of State’s Directorate of Defense Trade Controls’ lists of denied persons, as each may be amended from time to time.

Section 5.06	Disclosure Documents.

The Registration Statement and any Other Filings, and any amendments or supplements thereto, that Buyer is responsible for filing at the time the Registration Statement is declared effective will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

(a) None of the information supplied by Buyer for use in the Registration Statement or otherwise incorporated by reference therein, and any amendments or supplements thereto, at the time the Registration Statement is declared and remains effective will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included in the Registration Statement or any Other Filings based upon information supplied to Buyer by Sellers or the Company for use therein.

Section 5.07	Absence of Material Adverse Effect.

Since January 1, 2013, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.08	Material Contracts.

Except as filed as exhibits to the Buyer SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement, neither Buyer nor any of its Subsidiaries, nor any of their respective assets, properties, businesses or operations is a party to, bound or affected by, or receives benefits under any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Buyer Material Contract”). Except as would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect, (i) each Buyer Material Contract is valid and binding on Buyer and any of its Subsidiaries to the extent Buyer or such Subsidiary is a party thereto, as applicable, and, to Buyer’s knowledge, each other party thereto, and in full force and effect, (ii) each Buyer Material Contract is enforceable against Buyer and any of its Subsidiaries to the extent Buyer or such Subsidiary is a party thereto, as applicable, and to Buyer’s knowledge, the other parties thereto in accordance with the terms thereof, subject to the Remedies Exceptions, and (iii) neither Buyer nor any of its Subsidiaries has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Buyer Material Contract.

Section 5.09	Litigation.

As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Buyer, threatened, nor, to the knowledge of Buyer, is there any investigation pending, in each case, against Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding, in each case, which has had, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.10	Intellectual Property.

(a) No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority of competent jurisdiction denying the validity of, Buyer’s right to register or own the Intellectual Property owned by Buyer (the “Buyer Owned Intellectual Property”), or Buyer’s right to use or enforce any Buyer Owned Intellectual Property that is material to the business of Buyer or, to Buyer’s knowledge, any licenses, rights, permissions and authorizations to use all Intellectual Property licensed by Buyer or its Subsidiaries from a third party (the “Buyer Licensed Intellectual Property”) that is material to the business of Buyer.

(b) To Buyer’s knowledge, no third party is infringing upon or otherwise violating any material Buyer Owned Intellectual Property, except as would not reasonably be expected to cause a Buyer Material Adverse Effect.

(c) To Buyer’s knowledge, the conduct of Buyer’s business in the manner currently conducted does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other Intellectual Property right owned or controlled by a third party.

(d) To the knowledge of Buyer, all patents and patent applications, trademark registrations and applications included in the Buyer Owned Intellectual Property and which are material to the business of Buyer are valid and enforceable.

Section 5.11	Tax Matters.

Subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect:

(a) Buyer and each of its Subsidiaries has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct. All Taxes that are shown as due on such filed Tax Returns have been paid, except for amounts being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been maintained in accordance with GAAP.

(b) There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries and neither Buyer nor any of its Subsidiaries has received a written notice or announcement of any audits or proceedings. No requests for waivers of time to assess any Taxes are pending, and neither Buyer nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

(c) There are no Tax liens upon any property or assets of Buyer or any of its Subsidiaries except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

(d) All Taxes that Buyer and each of its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Entity.

(e) Neither Buyer nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b).

(f) To Buyer’s knowledge, since January 1, 2009, no claim has ever been made by any taxing authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) Neither Buyer nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes) under which Buyer or any of its Subsidiaries would be liable after the Closing Time for the Tax liability of an entity that is not Buyer or a Subsidiary thereof.

(h) Neither Buyer nor any of its Subsidiaries has ever been a member of an affiliated group within the meaning of § 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which Buyer is the common parent, and neither Buyer nor any of its Subsidiaries has any liability for Taxes of any person (other than Buyer or a Subsidiary thereof) under § 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(i) Neither Buyer nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Time as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Time, including any adjustment under § 481(c) of the Code (or any corresponding provision of state, local or foreign Law), (ii) any “closing agreement,” as described in § 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Effective Time, or (iii) the receipt of any prepaid revenue received on or prior to the Effective Time.

(j) Within the last two years, neither Buyer nor any of its Subsidiaries has distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

Section 5.12	Investment.

Buyer is not acquiring the Transferred Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 5.13	Sufficient Funds Available.

Buyer has, or will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby and to perform its obligations to be performed as of the Closing Date (including payment of the Closing Cash Payment).

Section 5.14	Compliance with Law.

Buyer is in compliance with all Laws which would affect its ability to perform its obligations hereunder. There is no Claim pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that would affect the ability of Buyer to perform its obligations hereunder.

Section 5.15	Capitalization.

(a) The authorized capital stock of Buyer consists of 225,000,000 shares of capital stock, of which 200,000,000 are designated Buyer Common Stock, and 25,000,000 are designated preferred stock, no par value per share (“Buyer Preferred Stock”). As of the close of business on May 31, 2014, (a) 98,927,844 shares of Buyer Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (b) no shares of Buyer Common Stock were held by any of Buyer’s Subsidiaries and (c) 8,681,754 shares of Buyer Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Buyer Common Stock (“Buyer Options”) outstanding as of such date. As of the date hereof, no shares of Buyer Preferred Stock were issued and outstanding.

(b) As of the close of business on May 31, 2014, except for (i) Buyer Options to purchase not more than 8,681,754 shares of Buyer Common Stock, (ii) 404,043 shares of Buyer Common Stock issuable upon exercise of warrants to purchase Buyer Common Stock outstanding as of such date and (iii) the issuance of Buyer Common Stock in connection with mergers or acquisitions of businesses, entities, property or other assets, joint ventures or strategic alliances after the date hereof, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from Buyer, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Since the close of business on May 31, 2014 through the date hereof, Buyer has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 5.15. All shares of Buyer Common Stock subject to issuance upon exercise of the Buyer Options, upon issuance prior to the Closing Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Stock Consideration, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be in violation of any preemptive rights.

(c) Except with respect to the Buyer Options and any related grant agreements, there are no outstanding contractual obligations of Buyer or any Subsidiary of Buyer (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Buyer Common Stock or any capital stock of, or other Equity Interest in, Buyer. All outstanding securities of Buyer have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and any applicable Blue Sky Laws.

Section 5.16	SEC Filings; Financial Statements.

(a) Since August 7, 2013, Buyer has timely filed with or furnished to the SEC all registration statements, prospectuses, forms, periodic reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after August 7, 2013 (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended, as of the date of the last such amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Buyer SEC Filing, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended, as of the date of the last such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to Buyer SEC Filings and, to the knowledge of Buyer, none of the Buyer SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Buyer Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act. Buyer has made available upon request to the Company complete and accurate copies of all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between Buyer and any of the Buyer Subsidiaries, on the one hand, and the SEC, on the other hand, since January 1, 2012.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and the consolidated Buyer Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are reasonably effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(d) Except as and to the extent set forth (i) on the consolidated balance sheet of Buyer and the consolidated Buyer Subsidiaries as of December 31, 2012 included in Buyer’s registration statement on Form S-1 filed on May 10, 2013, as amended, including the notes thereto, or (ii) in the Buyer SEC Filings filed after August 7, 2013, none of Buyer or any consolidated Buyer Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date, except for liabilities or obligations (A) under this Agreement or incurred in connection with the transactions contemplated hereby, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2013, (C) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or (D) incurred at the request or with the consent of the Company or Sellers.

Section 5.17	WKSI Status.

Buyer represents that as of September 1, 2014 it will qualify as a “well known seasoned issuer” as that term is defined in Rule 405 promulgated under the Securities Act.

Section 5.18	No Other Representations or Warranties.

Except for representations and warranties made by Buyer in this Article V, none of Buyer, its Affiliates nor any other Person acting on behalf of any of them makes any representation or warranties on behalf of Buyer, and Buyer hereby disclaims any other representations or warranties, with respect to Buyer, the Buyer Subsidiaries or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Buyer.

Article VI

Representations and Warranties Relating to the Company

The Company and each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except (i) as set forth in the disclosure schedules delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedules”) or (ii) any individual matter, condition, development, claim, liability or expense (whether or not disclosed in the Disclosure Schedules) that is less than $100,000 per each such matter, condition, development, claim, liability or expense, or, with respect to any series of related matters, conditions, developments, claims, liabilities or expenses, is less than $500,000 in the aggregate.

Section 6.01	Organization, Qualification, and Corporate Power.

Each of the Company and its Subsidiaries: (a) is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (c) has full corporate or limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 6.01 of the Disclosure Schedules lists the directors, officers and managers of the Company and each of its Subsidiaries and lists each state or other jurisdiction in which the Company or a Subsidiary thereof is qualified to do business.

Section 6.02	Capitalization.

Sellers collectively own 4,098,750 membership interest units of the Company, which, together with Options to purchase 100,000 units of Membership Interest held by the Optionholder, constitutes all of the authorized and issued membership and other Equity Interests in the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its membership interest units or other Equity Interests. There are no agreements, including, without limitation, relating to registration rights, investor rights, co-sale rights, rights of first refusal, preemptive rights, voting or other similar agreements or understandings to which any Seller is a party or is bound with respect to the Company or the Transferred Interests that have not been waived. There are no outstanding Company Option Plans with respect to the Company or any similar plan with respect to its Subsidiaries that will remain outstanding as of the Closing Date. Immediately after the Closing, Buyer will own 100% of the outstanding membership interest units and other Equity Interests of the Company.

Section 6.03	Non-Contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Company’s Corporate Documents, (b) except as described in Section 6.03 of the Disclosure Schedules, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) or (c) conflict with or violate any Law, Court Order, judgment or decree binding on any Seller, the Company or any Subsidiary thereof. Other than the Required Consents and the filings and consent required under the Hart-Scott-Rodino Act, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any other Person, including any Governmental Entity, in order for the Parties to consummate the transactions contemplated by this Agreement.

Section 6.04	Brokers’ Fees.

None of the Sellers, the Company or any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 6.05	Title to and Condition of Tangible Assets; Sufficiency of Assets.

(a) Except as set forth in Section 6.05 of the Disclosure Schedules, (i) the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in all material tangible assets used by the business as currently conducted by the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Encumbrances) and (ii) such tangible assets are in normal operating condition and repair, subject to ordinary wear and tear consistent with the age of the assets, for the operation of the business of the Company and its Subsidiaries in accordance with past practice. Upon Buyer’s payment of the Purchase Price payable at Closing, the Company will continue to own good and marketable title to or a valid leasehold interest in such assets, free and clear of all Liens (other than Permitted Encumbrances).

(b) The assets held and maintained by the Company and its Subsidiaries constitute all tangible and intangible assets, contracts and rights necessary for the operation of the Company and its business on the date hereof and immediately after the Closing Time in accordance with past practice.

Section 6.06	Subsidiaries.

Section 6.06 of the Disclosure Schedules sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding Equity Interests, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of Equity Interests held in treasury. All of the issued and outstanding Equity Interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company holds of record and owns beneficially all of the outstanding Equity Interests of each Subsidiary. Except for the Subsidiaries set forth in Section 6.06 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any Equity Interests in any Person.

Section 6.07	Financial Statements.

Section 6.07 of the Disclosure Schedules contains the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2012 and December 31, 2013 for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheet and statement of income (the “Most Recent Financial Statements”) as of and for the four months ended April 30, 2014 (the “Most Recent Fiscal Month End”) for the Company and its Subsidiaries. Except as set forth in Section 6.07 of the Disclosure Schedules, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which year-end adjustments will not, individually or in the aggregate, be material) and lack footnotes and other presentation items. The Financial Statements and the Most Recent Financial Statements were derived from the books and records of the Company.

Section 6.08	Internal Controls.

The Company has devised and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.

Section 6.09	Events Subsequent to Last Audited Financial Statements.

Since December 31, 2013, there has been no event or condition which has had a Material Adverse Effect on the Company, and the Company and its Subsidiaries have, in all material respects, conducted their business in the Ordinary Course of Business.

Section 6.10	Legal Compliance; Permits.

(a) Except as set forth in Section 6.10(a) of the Disclosure Schedules, the Company and its Subsidiaries are and have been in material compliance with all Laws that are or were applicable to the Company and its Subsidiaries. Except as set forth in Section 6.10(a)

of the Disclosure Schedules, the Company and its Subsidiaries have not received any written notice or, to the Knowledge of Sellers, other communication (whether written or oral) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Laws or any actual, alleged, possible or potential obligation on the part of the Company and its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the Owned Real Property, the Leased Real Property or the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Section 6.10(b) of the Disclosure Schedules contains a complete and accurate list of each material Permit that is held by the Company and its Subsidiaries. Except as set forth on Section 6.10(b) of the Disclosure Schedules: (a) each Permit listed on Section 6.10(b) of the Disclosure Schedules is valid and in full force and effect; (b) the Company or one of its Subsidiaries is and has been in material compliance with the terms and requirements of each Permit identified on Section 6.10(b) of the Disclosure Schedules; and (c) the Company and its Subsidiaries have not received any written notice or, to the Knowledge of Sellers, other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Permit or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit. The Permits listed on Section 6.10(b) of the Disclosure Schedules collectively constitute all of the material Permits required to permit the Company and its Subsidiaries to conduct their business and to own and use their assets related thereto as presently conducted, including all Permits required under applicable Environmental Requirements.

(c) None of the Company, its Subsidiaries, Sellers, any officer or employee of the foregoing Persons, or, to the Knowledge of Sellers, any of their respective directors, managers, shareholders, members or agents, or any other Person acting on their behalf, has: (i) made any illegal payment to officers or employees of any Governmental Entity; (ii) made any unlawful political contributions; (iii) received any payments, services or gratuities which were not legal to receive or which the Company, any of its Subsidiaries, any Seller or any of their respective directors, managers, shareholders, members, officers, employees or agents, or any other Person acting on their behalf should have known were not legal for the payor or the provider to make or provide; (iv) made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting the Company or any Subsidiary thereof in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations; (v) made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges; or (vi) engaged in any other reciprocal practices that violate any laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company or any Subsidiary thereof.

(d) None of the Company, its Subsidiaries, Sellers, any officer or employee of the foregoing Persons, or, to the Knowledge of Sellers, any of their respective directors, managers, shareholders, members or agents, or any other Person acting on their behalf, has engaged in any business or effected any transactions with any Person: (i) located in a Restricted

Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is on OFAC’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Bureau of Industry and Security’s or the Department of State’s Directorate of Defense Trade Controls’ lists of denied persons, as each may be amended from time to time.

Section 6.11	Tax Matters.

(a) The Company and its Subsidiaries have filed all Income Tax Returns and other material Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Section 6.11(a) of the Disclosure Schedules, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

(b) None of Sellers, the Company or any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) None of Sellers, the Company or any of its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

(d) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or have been conducted since December 31, 2008 with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received in writing from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Sellers have delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2008.

(f) Neither the Company nor any of its Subsidiaries which are not disregarded entities for U.S. Income Tax purposes will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in any method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) election under Code §108(i).

(g) Neither the Company nor any of its Subsidiaries which are not disregarded entities for U.S. Income Tax purposes has, within the past five years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to any ‘‘reportable transaction,’’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(i) Neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). None of the Company and its Subsidiaries has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Code §280G.

(k) The Company (and any predecessor of the Company) has been correctly classified under Treasury Regulation §301.7701-3 as a partnership (and under the corresponding provisions of state law in all Tax Nexus Jurisdictions) at all times since its formation and has never been classified as a corporation for U.S. Income Tax purposes.

(l) Section 6.11(l) of the Disclosure Schedules identifies each Company Subsidiary whose correct classification under Treasury Regulation §301.7701-3 is a disregarded entity.

(m) Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(n) The Tax accruals on the Most Recent Financial Statement accurately reflect the Pre-Closing Tax Liabilities as of the Most Recent Fiscal Month End.

(o) The representations and warranties set forth in this Section 6.11 and Section 6.07 shall constitute the only representations and warranties made by the Company with respect to Taxes.

Section 6.12	Real Property.

(a) Section 6.12 of the Disclosure Schedules sets forth the address and description of each parcel of Owned Real Property and Leased Real Property. With respect to each parcel of Owned Real Property, and except for Permitted Encumbrances: (i) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens; (ii) during the last twelve months, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) there are no pending or, to the Knowledge of Sellers, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the Owned Real Property or other legal matters affecting adversely, in any material respect, the current use, occupancy or value thereof; (v) the Owned Real Property has received all Permits required in connection with the occupation or operation thereof as presently occupied and operated and has been operated and maintained in accordance with applicable Laws, except for such Permits that, the failure to obtain, would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect; (vi) there are no material improvements necessary to use any Owned Real Property to conduct the business of the Company and its Subsidiaries as it is currently being conducted; (vii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; and (viii) all Owned Real Property is supplied with utilities and other services necessary for the operation of the facilities thereon, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate to conduct the business of the Company and its Subsidiaries as it is currently being conducted.

(b) With respect to each parcel of Leased Real Property: (i) the lease or sublease agreement specified on Section 6.12 of the Disclosure Schedules for such parcel (each a “Real Property Lease”) shall be in full force and effect, shall be valid and enforceable in accordance with its terms and shall constitute the legal, valid and binding obligations of the parties thereto, and no condition shall exist or event, act or omission shall have occurred which, with or without notice, lapse of time or both, would constitute a material default by either of the parties thereto or a basis of force majeure or other claim of excusable delay or nonperformance thereunder; (ii) no party to the Real Property Lease shall have repudiated any provisions thereof; (iii) there shall be no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease agreement; (iv) the Company shall have good and valid title to the leasehold estates in the Leased Real Property, free and clear of all Liens except Permitted Encumbrances; (v) there shall be no pending or, to the Knowledge of Sellers, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the Leased Real Property or other legal matters affecting adversely, in any material respect, the current use, occupancy or value thereof; (vi) the Leased Real Property shall have received all Permits required in connection with the current occupation or operation thereof and shall have been operated and maintained in accordance with applicable Laws except for such Permits that, the failure to obtain, would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect; (vii) there shall be no material improvements necessary to use the Leased Real Property to conduct the business of the Company and its Subsidiaries as it is currently being conducted; (viii) there shall be no leases (other than the Real Property Lease), subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property; and (ix) the Leased Real Property shall be supplied with utilities and other services necessary for the operation of the facilities thereon, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services shall be adequate to conduct the business of the Company and its Subsidiaries as it is currently being conducted.

Section 6.13	Intellectual Property.

(a) The Company, one of its Subsidiaries or some combination thereof, as applicable, is the sole owner of all right, title and interest in and to all Intellectual Property owned by the Company and its Subsidiaries (collectively, the “Owned Intellectual Property”), free and clear of all Liens (other than the Permitted Encumbrances) and has all necessary licenses, rights, permissions and authorizations to use all Intellectual Property licensed by the Company or its Subsidiaries from a third party (the “Licensed Intellectual Property” and together with the Owned Intellectual Property, the “Company Intellectual Property”). The Company Intellectual Property constitutes all non-tangible property necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) To the Knowledge of Sellers, no third party is infringing upon or otherwise violating any material Company Owned Intellectual Property, except as would not reasonably be expected to cause a Material Adverse Effect. To the Knowledge of Sellers, the conduct of the Company’s business in the manner currently conducted does not infringe or otherwise violate any trademark, patent, copyright, trade secret or other Intellectual Property right owned or controlled by a third party.

(c) There are no pending Claims, including, but not limited to, litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters, cease and desist letters, or other demands, challenges, or disputes of any nature, challenging, impacting, or involving any Company Intellectual Property. Except as set forth in Section 6.13(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written notice or other written communication claiming or alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and, to the Knowledge of Sellers, no Person has threatened to make any such claims.

(d) Section 6.13(d)(i) of the Disclosure Schedules contains a complete and accurate list of all patents and patent applications of the Company and its Subsidiaries and all other Company Intellectual Property that is Registered Intellectual Property. Section 6.13(d)(ii) of the Disclosure Schedules contains a complete and accurate list of all material Company Intellectual Property that is not Registered Intellectual Property. Section 6.13(d)(iii) of the Disclosure Schedules contains a complete and accurate list of all Company Intellectual Property that is Licensed Intellectual Property. Section 6.13(d)(iv) of the Disclosure Schedules contains a complete and accurate list of all Company Intellectual Property that is licensed by the Company to any third party.

(e) Without limiting the generality of the other provisions of this Section 6.13, to the Knowledge of Sellers (i) all of the issued patents of the Company and its Subsidiaries are in compliance with all legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and, except as set forth on Section 6.13(e) of the Disclosure Schedules, are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date; (ii) all applications of the Company and its Subsidiaries for the registration of patents and other Registered Intellectual Property are being prosecuted diligently and by taking all commercially reasonable actions and all statements contained therein are and will be, as the case may be, true, correct and complete in all material respects; and (iii) no patent of the Company or any of its Subsidiaries has been, or is now, involved in any interference, reissue, reexamination or opposition proceeding.

(f) The Company has taken commercially reasonable and customary steps to protect its rights in confidential information, trade secrets, know how, inventions, confidential manufacturing methods and the like relating to the business of the Company. Each current or former employee, officer and consultant of the Company and its Subsidiaries has executed a proprietary information and inventions assignment agreement or similar agreement whereby all Intellectual Property created by them in the scope of their employment or other relationship with the Company or a Company Subsidiary is assigned to the Company or the applicable Company Subsidiary. To the Knowledge of Sellers, none of the Company’s nor any Company Subsidiaries’ current or former employees, officers or consultants is in material violation thereof. To the Knowledge of Sellers, other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company or of its Subsidiaries has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company or Company Subsidiary (as the case may be) from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(g) Except as set forth in Section 6.13(g) of the Disclosure Schedule, no Owned Intellectual Property was developed using (in whole or in part) funding or facilities provided by any Governmental Entity or university, college, other educational institution, international organization or research center, nor was it obtained from any Governmental Entity or university, college or other educational institution, international organization or research center. Except as set forth in Section 6.13(g) of the Disclosure Schedule, to the extent any Owned Intellectual Property was developed (in whole or in part) using funding under a Government Contract, the Company and its Subsidiaries are in compliance with all intellectual property terms of such Government Contract regarding the identification, election of title, protection and marking of the Owned Intellectual Property.

Section 6.14	Contracts.

(a) Section 6.14 of the Disclosure Schedules lists all of the following types of contracts and other agreements to which the Company or any of its Subsidiaries is a party: (i) all contracts the performance of which by the Company or any Subsidiary thereof will involve consideration in excess of $100,000; (ii) all indentures and other agreements relating to the borrowing of money, the extension of credit, the granting of Liens or other Indebtedness; (iii) all agreements for the development or license of Company Intellectual Property; (iv) all joint venture agreements or agreements among any members of the Company; (v) all agreements and licenses containing any material restriction or limitation on the ability of the Company or any of its Subsidiaries to compete, solicit customers or otherwise conduct any business anywhere in the world; (vi) all agreements relating to the acquisition or sale of any company, business, division or other enterprise executed within the last three years; (vii) all hedging, derivative, swap and similar such agreements; (viii) all material contracts to which the Company and any Seller, or any of their respective employees, officers or Affiliates is a party; and (ix) any contract or Employee Benefit Plan for which any of the benefits, compensation or payments will be increased, the vesting of benefits will be accelerated or a payment will be required, as a result of the consummation of the transactions contemplated by this Agreement. Sellers have delivered to Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Section 6.14 of the Disclosure Schedules.

(b) With respect to each such contract listed in Section 6.14 of the Disclosure Schedules: (i) such contract is valid and binding upon the Company or the applicable Company Subsidiary, subject to the Remedies Exceptions, and, to the Knowledge of Sellers, each other party thereto and is in full force and effect; and (ii) subject to procurement of the Required Consents, (A) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect on identical terms from and after the Closing without penalty or other adverse consequence and (B) there is no material default, or claim by a contract counterparty of material default thereunder, by the Company or the applicable Company Subsidiary, or, to the Knowledge of Sellers, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default thereunder by the Company or the applicable Company Subsidiary, or to the Knowledge of Sellers, by any other party thereto, or would permit modification, acceleration or termination thereof.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has been a party to, any Government Contract or Government Bid.

Section 6.15	Powers of Attorney.

Except as set forth in Section 6.14(b) of the Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

Section 6.16	Litigation.

Section 6.16 of the Disclosure Schedules sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding or, to the Knowledge of Sellers, threatened, injunction, judgment, order, decree, ruling, or charge or (ii) is a party to, or to the Knowledge of Sellers, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction.

Section 6.17	Employee Benefits.

(a) Section 6.17 of the Disclosure Schedules lists each Employee Benefit Plan. In addition:

(i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code, PPACA and other applicable Laws; and neither the Company, any Company Subsidiary, any ERISA Affiliate, nor any “party in interest” or any “disqualified person” with respect to any Employee Benefit Plan has engaged in a “prohibited transaction” within the meaning of Code §4975 or ERISA §406.

(ii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis to each Employee Benefit Plan.

(iii) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) is so qualified and its related trust Tax exempt and, to the Knowledge of Sellers, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan or Tax exempt status of the Employee Benefit Plan.

(iv) Each such Employee Benefit Plan that is intended to meet the requirements of a ‘‘cafeteria plan’’ under Code §125 has been maintained in form and operated in material compliance with the requirements of Code §125, and, to the Knowledge of Sellers, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the status of such Employee Benefit Plan as such a cafeteria plan.

(v) There are no pending or, to the Knowledge of Sellers, threatened claims (other than claims for benefits in the ordinary course and consistent with the terms of the Employee Benefit Plan), investigations by a Governmental Entity, lawsuits or arbitrations which have been asserted or instituted and, to the

Knowledge of Sellers, no facts exist which would reasonably be expected to give rise to a claim, investigation, lawsuit or arbitration, against or involving any Employee Benefit Plan or related trust or other funding vehicle therefor.

(b) None of the Company, its Subsidiaries or any ERISA Affiliate maintains, sponsors or contributes, or has ever maintained, sponsored or contributed to, or had any liability for, any Employee Pension Benefit Plan that is (i) a pension plan which is subject to Title IV of ERISA, ERISA §302 or Code §§412 or 430, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (as defined in ERISA or the Code), (iv) a “funded welfare plan” within the meaning of Code §419, or (v) a “multiple employer welfare arrangement” as defined in ERISA §3(40).

(c) No Employee Benefit Plan provides health, life, disability or other welfare benefits that are not fully insured through an insurance contract.

(d) Except for “COBRA” continuation health care coverage under Code §4980B and ERISA §§601 through 608 or similar state laws, there are no Employee Benefit Plans that provide, nor are there any persons that are eligible for, any retiree medical or other post employment welfare benefits.

(e) With respect to each Employee Benefit Plan, Sellers have provided or made available to Buyer a current, accurate and complete copy (or, to the extent the Employee Benefit Plan is unwritten, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or its Subsidiaries to the persons covered by such plan concerning the extent of the benefits provided under any Employee Benefit Plan; and (iv) if applicable, for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(f) Except as described in Section 6.17 of the Disclosure Schedules, no Employee Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay upon any termination of employment, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Employee Benefit Plans, (iii) will cause the Company to record additional compensation expense on its income statement; and/or (iv) result in an excess parachute payment within the meaning of Code §280G; and each payment and/or benefit under any Employee Benefit Plan which is contingent on the consummation of the transactions contemplated in this Agreement are listed as such on Section 6.17 of the Disclosure Schedules.

(g) Each Employee Benefit Plan which is subject to Code §409A complies in form, and has been operated in compliance, in all material respects with Code §409A. None of the Company or its Subsidiaries (i) has been required to report to any Governmental Entity any corrections made or taxes due as a result of a failure to comply with Code §409A and (ii) has any indemnity or gross-up obligation for any taxes, interest or penalties imposed or accelerated under Code §409A. The acceleration in payment of compensation or provision of any benefit pursuant to or as a result of the consummation of the transactions described in or contemplated by this Agreement will not result in a violation of Code §409A.

(h) Each Employee Benefit Plan is, by its terms and under applicable Law, able to be unilaterally amended or terminated by the Company or a Company Subsidiary, as applicable, other than existing individual employment or grant agreements with employees.

(i) No individual classified in the Company’s or any Company Subsidiary’s records as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Employee Benefit Plan that does not specifically provide for his or her participation.

(j) To the extent that any Employee Benefit Plan is intended to be grandfathered under the terms of PPACA, the Company and each Company Subsidiary has complied with the applicable provisions of PPACA, the Code, ERISA, and applicable Laws, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has taken any action which would cause any Employee Benefit Plan to lose such grandfathered status. No event has occurred with respect to the Employee Benefit Plans that are subject to PPACA that would subject the Company, any Company Subsidiary or any ERISA Affiliate to any material Tax, fine, Lien, penalty or other liability imposed by PPACA, ERISA, the Code or other applicable Laws.

(k) None of the Company, its Subsidiaries or any ERISA Affiliate maintains, contributes or has any liability under any Employee Benefit Plan with respect to current or former employees, officers, directors, managers or consultants located outside the United States.

(l) None of the Company, its Subsidiaries or any ERISA Affiliate has any commitment to modify or amend any Employee Benefit Plan resulting in additional material liability to the Company, its Subsidiaries or any ERISA Affiliate or establish any new Employee Benefit Plan.

Section 6.18	Environmental Matters.

(a) Except as set forth in Section 6.18 of the Disclosure Schedules, the Company and its Subsidiaries are and have been in compliance with all Environmental Requirements applicable to them and all past violations of any Environmental Requirements have been resolved without any ongoing costs or obligations.

(b) Except as set forth in Section 6.18 of the Disclosure Schedules, neither the Company nor any Subsidiary thereof has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of its properties, including, without limitation, the Owned Real Property, the Leased Real Property or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Requirements governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of

Hazardous Materials or Petroleum Products. Except as set forth in Section 6.18 of the Disclosure Schedules, to the Knowledge of Sellers, no prior owner of any such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products on, from or in any way affecting any such property or asset, or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Requirements governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

(c) Except as set forth in Section 6.18 of the Disclosure Schedules, to the Knowledge of Sellers, there has been no (i) off-site shipment of any Hazardous Materials or Petroleum Products by the Company and its Subsidiaries or (ii) release on, under, at, from or in any way affecting any real properties, including, without limitation, the Owned Real Property or the Leased Real Property, now or previously owned or operated by the Company and its Subsidiaries, which off-site shipment or release gives rise to liabilities or obligations under Environmental Requirements or common law. Except as set forth in Section 6.18 of the Disclosure Schedules, none of the Company, any of its Subsidiaries, or any Seller has received any notices or claims that (A) it is a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law in connection with the operation of the Company and its Subsidiaries or (B) the Owned Real Property or the Leased Real Property or the Company or any of its Subsidiaries is not in compliance with any applicable Environmental Requirements.

Section 6.19	Suppliers and Customers.

(a) Section 6.19(a) of the Disclosure Schedules sets forth a list of the top 10 suppliers by value of purchases of the Company for the fiscal year ended December 31, 2013. There has been no written or, to the Knowledge of Sellers, other communication from any such supplier advising the Company that it is planning to terminate or materially reduce its business relationship with the Company. To the Knowledge of Sellers, there has not been any material change in relations with any current supplier during the last twelve months.

(b) Section 6.19(b) of the Disclosure Schedules sets forth a list of the top 10 customers by revenue of the Company for the fiscal year ended December 31, 2013. There has been no written or, to the Knowledge of Sellers, other communication from any such customer stating that such customer is planning to terminate or materially reduce its business relationship with the Company. To the Knowledge of Sellers, there has not been any material change in relations with any current customer during the last twelve months.

Section 6.20	Accounts Receivable; Accounts Payable; Inventory.

(a) All accounts receivable (i) are reflected in the books and records of the Company, (ii) are valid receivables, and (iii) arose from bona fide transactions in the Ordinary Course of Business. To the Knowledge of Sellers, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. No counterclaims, defenses or offsetting claims with respect to the accounts receivable have been asserted or, to the Knowledge of Sellers, threatened.

(b) All accounts payable are reflected in the books and records of the Company. There are no accounts payable that did not arise in the Ordinary Course of Business.

(c) The Company and its Subsidiaries are not in possession of any Inventory not owned by the Company and its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Inventory free and clear of all Liens (other than Permitted Encumbrances). All Inventory that requires or carries certification of any organization has been properly and validly certified or approved by such organization. All Inventories reflected on the Financial Statements are: (a) properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP (for purposes hereof, the lower of cost or market value shall be determined on a basis consistent with past practices); (b) except as set forth in Section 6.20(c) of the Disclosure Schedules or specifically reserved for in the Financial Statements, normal items of Inventory carried by the Company and its Subsidiaries, are current and merchantable and are suitable for the filling of orders in the normal course of the Company’s business as presently conducted; (c) not slow moving or obsolete; and (d) at levels adequate and not excessive in relation to the circumstances of the business and in accordance with past Inventory stocking practices.

Section 6.21	Employees.

(a) Neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the Knowledge of Sellers, there have been no labor union organizing activities involving the Company or any Subsidiary thereof within the past three years. There is no unfair labor practice, grievance, employment discrimination or other labor or employment related Claim against the Company or any of its Subsidiaries pending before any court, arbitrator, mediator or Governmental Entity, or, to the Knowledge of Sellers, threatened. There is no strike, picketing or work stoppage by, or any lockout of, employees pending or, to the Knowledge of Sellers, threatened, against or involving the Company or any of its Subsidiaries. There have not been any “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any local or state Law, hereinafter the “Warn Act”), by the Company or any of its Subsidiaries that would create any obligations under the Warn Act in relation to any plant closings or mass layoffs of employees.

(b) Section 6.21(b) of the Disclosure Schedules sets forth a true and complete list of the name and amount of annual compensation of each employee of the Company and any of its Subsidiaries together with such person’s job title and amounts and forms of compensation (including bonus and commissions, if any) as well as whether such person is party to an employment agreement or is employed “at will” and whether such person is exempt or non-exempt and full-time or part-time. Except as set forth in Section 6.21(b) of the Disclosure Schedules, no employee of the Company or any of its Subsidiaries has given written notice of his or her intent to terminate his or her employment relationship with such entity.

Section 6.22	Insurance.

Each insurance policy covering the Company and its Subsidiaries is set forth in Section 6.22 of the Disclosure Schedules and is in full force and effect. In the twelve months prior to the date hereof, the Company has not received written notice from any insurer or agent of any intent to cancel any such insurance policy.

Section 6.23	Absence of Undisclosed Liabilities.

As of the date of this Agreement, there is no material liability, debt or obligation of the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the footnotes thereto, except for liabilities and obligations (a) reflected or reserved for on the Most Recent Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Most Recent Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries consistent with past practices, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in the Disclosure Schedules hereto; or (e) under any contract disclosed in the Disclosure Schedule.

Section 6.24	Product Representations and Warranties, Design and Liability.

All products manufactured, processed, distributed, shipped or sold by the Company and its Subsidiaries and any services rendered by them have been in conformity, in all material respects, with all applicable contractual commitments and all expressed or implied warranties. There are no pending or, to the Knowledge of Sellers, threatened claims based on any product or service warranty of the Company or any of its Subsidiaries. No products heretofore manufactured, processed, distributed, sold, delivered or leased by the Company and its Subsidiaries are subject to any guarantee, warranty, claim for product liability, patent or other indemnity, recall or contemplated recall other than those set forth in Section 6.23 of the Disclosure Schedules. All warranties are in material conformity with the labeling and other requirements of applicable Laws.

Section 6.25	Related Party Transactions.

Except as set forth in Section 6.25 of the Disclosure Schedules and except with respect to Equity Interests constituting less than 5% of the outstanding capital stock of any publicly traded corporation, no Insider (as hereinafter defined): (a) owns, directly or indirectly, any debt, equity or other interest or investment in any Person which is a competitor, lessor, lessee, customer, supplier or advertiser of the Company or any Affiliate of the Company, or otherwise has a business relationship with the Company or any Affiliate of the Company; (b) has pending or threatened any action, suit, proceeding or other claim against or owes any amount to, or is owed any amount by, the Company or any Affiliate of the Company, other than for amounts accrued in the ordinary course of employment; (c) has any interest in or owns any property or right used in the conduct of the operations of the Company and its Subsidiaries; (d) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of the Company or any Affiliate of the Company, which loans, debts or guarantees are now outstanding or will be outstanding on the Closing Date; or (e) is a party to any contract, lease, agreement, arrangement or commitment, whether oral or written, express or implied, concerning the operations of the Company and its Subsidiaries. The term “Insider” shall mean each Seller and any director, manager, officer or employee of each Seller, the Company or any Subsidiary thereof, or any member of the immediate family of any such

Person or any corporation, partnership, trust or other entity in which a Seller, the Company or any of its Subsidiaries, or any director, shareholder, officer, employee, agent, joint venturer or partner of the Company or any of its Subsidiaries or any family member of any such Person has a 5% or greater interest or is a director, officer, employee, agent, joint venturer or partner or trustee. The term “Insider” shall also include any entity which controls, or is controlled by, or is under common control with the Company or any of the other individuals or entities described in the preceding sentence.

Section 6.26	Bank Accounts.

Section 6.26 of the Disclosure Schedules contains a list of all bank accounts, lines of credit, safety deposit boxes, and lock boxes (designating the name of each bank, trust company or other financial institution and each authorized signatory with respect thereto) held by the Company and each of its Subsidiaries.

Section 6.27	Disclaimer of Other Representations and Warranties.

Except as expressly set forth in Article IV and Article VI of this Agreement, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Section 6.28	Authorization of Transaction.

The Company has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action (including all necessary corporate or other entity action, if applicable), and no other actions or proceedings (including corporate or other entity proceedings, if applicable) on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to the Remedies Exceptions. The execution, delivery and performance of this Agreement by the Company and all other agreements contemplated hereby have been duly authorized by the Company.

Article VII

Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 7.01	General.

Each of the Parties will use his, her, or its commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article IX below).

Section 7.02	Notices and Consents.

(a) The Company and Sellers shall (and Sellers shall cause the Company and each of its Subsidiaries to) use their respective commercially reasonable efforts to obtain all consents, including all Required Consents, from any third party that are required, in connection with the consummation of the transactions contemplated hereby. In addition, the Company and Sellers shall (and Sellers shall cause the Company and each of its Subsidiaries to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent applicable, each of the Parties will file (and Sellers will cause each of the Company and its Subsidiaries to file) any notification and report forms and related material that he, she, or it may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act, will use his, her, or its commercially reasonable efforts to obtain (and Sellers will cause each of the Company and its Subsidiaries to use their commercially reasonable efforts to obtain) a waiver from the applicable waiting period, and will make (and Sellers will cause each of the Company and its Subsidiaries to make) any further filings pursuant thereto that may be necessary in connection therewith. Buyer shall pay the filing fees with respect to any filings required under the Hart-Scott-Rodino Act and comparable foreign statutes.

(b) The Parties shall (and Sellers will cause each of the Company and its Subsidiaries to) coordinate and cooperate in connection with the preparation of the Registration Statement and any Other Filings. In furtherance of the foregoing, the Company and Sellers shall, and Sellers shall cause the Company and its Subsidiaries to, cooperate with Buyer in connection with the obligations of Buyer to file with the SEC the financial statements and pro forma financial information required to be included by it in Buyer’s periodic reports and other filings (i.e., Forms 8-K, 10-K and 10-Q and registration statements filed under the Securities Act) by:

(i) making available to Buyer the relevant financial statements and records, documents, representations and information of the Company and its Subsidiaries and each of the Company’s and its Subsidiaries’ respective officers, directors, managers and employees as have knowledge thereof as may reasonably be requested by Buyer;

(ii) instructing the independent accountants of the Party requesting cooperation to provide such opinions, consents and comfort letters with respect to such financial statements and pro forma financial information that may be required or reasonably necessary; and

(iii) providing to the independent accountants of Buyer such information, records and representations as they may request for purposes of the foregoing.

All fees and expenses (including the fees and expenses of independent accountants) in connection with any of the foregoing provisions in this Section 7.02(b) shall be paid by Buyer.

(c) Notwithstanding anything to the contrary contained in this Section 7.02 or elsewhere in this Agreement, neither Buyer nor any of its Affiliates nor any other Party shall have any obligation under this Agreement (i) to divest or agree to divest (or cause any of its Subsidiaries or Affiliates to divest or agree to divest) any of its or their respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Affiliates to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Affiliates to agree) to any limitation or restriction on any of its or their respective businesses, product lines or assets; or (ii) to contest any legal proceeding relating to the transactions contemplated in this Agreement.

Section 7.03	Registrable Shares.

(a) As promptly as practicable, and in any event not later than the seventh (7th) Business Day after the date on which Buyer becomes eligible to file a registration statement on Form S-3 (or such later date as Buyer and Securityholders Representative may agree in writing), Buyer shall prepare and file with the SEC a “shelf” registration statement on Form S-3 or other appropriate Form (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Registrable Shares for public sale by Sellers and shall keep such “shelf” registration statement effective for a period of six months after the Closing Date. Buyer shall timely file all SEC filings until the first anniversary of the Closing Date. In addition, Buyer shall prepare and file with the SEC any other filings made by, or required to be made by, Buyer with the SEC in connection with this Agreement and the transactions contemplated hereby other than the Registration Statement (collectively, the “Other Filings”) as and when required or requested by the SEC. Buyer will use all commercially reasonable efforts to promptly respond to any comments made by the SEC with respect to the Registration Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as reasonably possible. Prior to the effective date of the Registration Statement, Buyer shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Registrable Shares. Each of the Company and Buyer shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement and any Other Filings.

(b) Buyer will advise Securityholders Representative promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(c) During the period in which the Registration Statement remains effective, Buyer shall promptly inform the Securityholders Representative if, any event or circumstance relating to Buyer or any Buyer Subsidiary, or any of their respective officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Registration Statement or any Other Filing. The Company and Sellers shall (and shall cause the Company and each of its Subsidiaries to) promptly inform Buyer if, at any time prior to the Effective Time, any event or circumstance relating to any Seller, the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and Sellers which should be set forth in an amendment or a supplement to the Registration Statement or any Other Filing. In either case, an amendment to the Registration Statement or, if permitted, a supplement to the related prospectus, shall be filed with the SEC with such required disclosure within five days of the notice given in either of the two prior sentences. Buyer covenants that the Registration Statement, as amended, and any prospectus related thereto will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading

(d) For the purposes of this Section 7.03: (i) “Registrable Shares” means shares of Buyer Common Stock comprising a Seller’s portion of the Stock Consideration held by such Seller.

(e) The provisions of this Section 7.03 shall apply in the same manner if the Closing occurs prior to the filing or effectiveness of the Registration Statement contemplated hereby.

Section 7.04	Operation of Business.

Except as contemplated by this Agreement, with the prior written consent of Buyer or as described on Section 7.04 of the Disclosure Schedules, during the period from the date hereof through the Closing or termination of this Agreement, the Company shall, and Sellers will cause the Company and each of its Subsidiaries to (a) conduct its operations in the Ordinary Course of Business; (b) maintain in full force and effect the insurance policies heretofore maintained by the Company and its Subsidiaries (or policies providing substantially the same coverage); (c) take such commercially reasonable action as may be necessary to preserve the material assets of the Company and its Subsidiaries in good condition, normal wear and tear excepted; (d) promptly advise Buyer in writing of any loss or threatened loss of a material vendor or customer or any other material adverse change in the business or assets of the Company and its Subsidiaries that has occurred; (e) use commercially reasonable business efforts to preserve the business of the Company and its Subsidiaries substantially intact, and to preserve for Buyer the existing goodwill of vendors, customers, landlords, creditors and others having business relations with the Company and its Subsidiaries; (f) comply with all material Laws applicable to the conduct of the business of the Company and its Subsidiaries; (g) use commercially reasonable business efforts to keep available the services of the current officers and employees of the Company and its Subsidiaries; (h) comply with the material terms of all contracts and agreements to which the Company or any Subsidiary is a party; and (i) not modify or amend any Employee Benefit Plan (except as may be directed by Buyer), or increase the base salary or compensation of any officer, employee, director or manager. For the avoidance of doubt, nothing herein shall prevent the

Company from making tax distributions prior to the Closing of all amounts that may be necessary to reimburse the Sellers from any and all Tax liabilities they may incur as a result of Taxes that arise from the business and operations of the Company for the Pre-Closing Tax Period; provided that the Company shall not make a change in method of accounting for a taxable period ending on or prior to the Closing Time, including any adjustment under § 481(c) of the Code (or any corresponding provision of state, local or foreign Law) and provided further that Buyer shall have the opportunity to review calculations of such distributions and provide meaningful comment prior to any such distributions being made.

Section 7.05	Access.

The Company shall, and Sellers will cause the Company and each of its Subsidiaries to, permit representatives of Buyer (including legal counsel, accountants and environmental consultants) to have access at all reasonable times and on reasonable notice, and in a manner so as not to unreasonably interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, books, records (including tax records), contracts, documents, officers, employees, accountants and attorneys (including patent attorneys) of or pertaining to the Company and each of its Subsidiaries; provided, however, Buyer shall not contact any employees other than executive officers without the permission of either of the Key Employees. Buyer will treat and hold any such information that it receives from any of Sellers, the Company, and its Subsidiaries in the course of the reviews contemplated by this Section 7.05 as Confidential Information. Buyer will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers, the Company, and its Subsidiaries all copies of the Confidential Information that are in its possession in whatever form and to the extent that electronic formats cannot be returned Buyer shall delete such files and records from its systems. This Section 7.05 is in addition to and does not supersede any obligations of Buyer under the Non-Disclosure Agreement.

Section 7.06	Notice of Developments.

(a) The Company or Sellers, as applicable, shall promptly notify Buyer in writing if it or they become aware of any breach of any of the representations and warranties in Article IV (by the Sellers) or Article VI (by the Company) above. The Company and Sellers may also update or complete the information in any Disclosure Schedule by providing written notice of such update to the Buyer. Any written notice pursuant to this Section 7.06(a) will be deemed to have amended the Disclosure Schedules and to have qualified the representations and warranties contained in Article IV and Article VI above, and such notice shall cure any misrepresentation or breach of representation or warranty that otherwise would exist in the absence of such notice, but only to the extent that the aggregate value of potential Losses related to all such misrepresentations or breaches is less than $2 million, individually or in the aggregate. To the extent that the aggregate Losses related to such misrepresentation or breach exceeds $2 million, individually or in the aggregate, then notwithstanding anything to the contrary in this Agreement (including Article IX and Article X), only the aggregate amount of Losses that exceed $2 million (the “Excess Value”) shall be taken into account in determining whether the condition set forth in Section 9.01(a) has been satisfied or whether there has been a Material Adverse Effect for the purposes of Section 9.01(e). The Notice by the Company or

Sellers to Buyer of any Excess Value shall not cure any misrepresentation or breach of representation or warranty with respect to such Excess Value except if such notice is regarding a development that would constitute or cause a Material Adverse Effect and Buyer elects to proceed with the Closing.

(b) Buyer shall promptly notify Securityholders Representative in writing of any development causing a breach of any of the representations and warranties in Article V above. Any written notice pursuant to this Section 7.06(b) will be deemed to have qualified the representations and warranties contained in Article V above, but any such notice shall not cure any misrepresentation or breach of representation or warranty that otherwise would exist in the absence of such notice except if such notice is regarding a development that would constitute or cause a Buyer Material Adverse Effect and the Company and Sellers elect to proceed with the Closing.

Section 7.07	Tax Matters.

Without the prior written consent of Buyer, Sellers shall not permit or cause the Company or any of its Subsidiaries to make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date. Sellers shall not cause or permit the Company to revoke or cause or permit to be revoked the Company’s election to be taxed as a partnership for Income Tax purposes.

Section 7.08	Amendment of Equity Awards.

Prior to the Closing and as soon as practicable following the date of this Agreement, the Company shall, and Sellers shall cause the Company and its Subsidiaries to, adopt any resolutions and to take any actions which are reasonably necessary in accordance with applicable Laws and, as applicable, the Company Option Plans and each agreement evidencing a grant of Company Options (a “Company Option Agreement”) (including obtaining necessary consents or amendments), to (i) effectuate the provisions of Section 2.03 and (ii) terminate, upon the Closing Time, each Company Option Plan, each Company Option Agreement, such that, at the Closing Time and upon the payments contemplated hereunder, no Person shall have any right to purchase or receive any Company Equity Interest, or right convertible into or exercisable for any membership interest units or other Company Equity Interest.

Section 7.09	Exclusivity.

Until such time as this Agreement shall be terminated pursuant to Article XI, none of the Company, any of its Subsidiaries, any Seller or any director, officer, manager, employee,

shareholder, trustee or member of the Company, any of its Subsidiaries, or any Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving the Company, any of its Subsidiaries, any of the Transferred Interests or any material assets of the Company or any of its Subsidiaries. The Company and Sellers shall notify Buyer of any such written inquiry or proposal within 24 hours after receipt or awareness of the same by any Seller or the Company. In consideration for the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with the preparation and execution of this Agreement, the Company, the Sellers and Buyer agree that money damages would not be a sufficient remedy for any breach of this Section 7.08 by the Company, any of its Subsidiaries, any Seller or any director, manager, officer, employee, shareholder, trustee or member of the Company, any of its Subsidiaries, any Seller and that, in addition to all other remedies, Buyer shall be entitled to obtain specific performance and injunctive or other equitable relief as a remedy for any breach of this Section 7.08.

Section 7.10	D&O Insurance.

Prior to the Closing and as soon as practicable following the date of this Agreement, the Company shall, and Sellers shall cause the Company to, obtain a prepaid (or “tail”) insurance and indemnification policy (“D&O Insurance”) that provides coverage for the current and former managers, directors and officers of the Company and any Subsidiary thereof (“Covered Person”) for events occurring on or before the Closing Time, including in connection with the approval of this Agreement and the transactions contemplated hereby, that is no less favorable than the Company’s existing policy in effect on the date hereof and is from an insurance carrier with the same or better credit rating as the Company’s existing insurance carrier or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

Section 7.11	General Release.

Effective as of the Closing Date, each Seller hereby voluntarily, knowingly and irrevocably releases and forever discharges the Company, its Subsidiaries and Affiliates and its and their directors, managers, officers, shareholders, members employees and agents from any and all Claims, actions, causes of action, damages, expenses, liabilities and obligations of every kind, nature and description, known or unknown, arising or existing prior to the Closing Date, except for any rights arising under this Agreement, any indemnification right of Seller in his or her capacity as a member of the Board of Directors (or its’ equivalent) or officer of the Company and any rights such Seller might have in his or her capacity as an employee of the Company for salary and benefits. Without limiting the generality of the foregoing, each Seller hereby voluntarily, knowingly and irrevocably terminates all agreements and arrangements, written or oral, with the Company or any of its Subsidiaries other than any indemnification agreement or right of Seller in his or her capacity as a member of the Board of Directors (or its’ equivalent) or officer of the Company and any employment agreement with the Company or any Subsidiary.

Article VIII

Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing.

Section 8.01	General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below).

Section 8.02	Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties shall provide reasonable cooperation to him, her, or it and his, her, or its counsel in the defense or contest, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article X below).

Section 8.03	Preservation of Books and Records.

Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records of the Company and its Subsidiaries in the possession of Buyer or its Affiliates for a period of six years after the Closing Date. Securityholders Representative, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records. Buyer shall provide such original books and records as Securityholders Representative shall reasonably request in connection with any action to which any of Sellers or any of their respective Affiliates are a party or in connection with the requirements of any Laws applicable to them or their Affiliates. Without limiting the foregoing, Securityholders Representative shall be granted reasonable access to all documentation as it may request in order to assess any indemnification claim that may be brought by a Buyer Indemnified Party hereunder. Without limiting the foregoing, Securityholders Representative shall be granted reasonable access to all documentation as it may request in order to assess any indemnification claim that may be brought by a Buyer Indemnified Party hereunder.

Section 8.04	Non-Competition.

No Seller (other than any Seller with respect to his, her or its involvement in the operations of the Company and its Subsidiaries from and after the Closing Time as an employee or consultant of the Company or Buyer) shall, for a period of three years after the Closing Date, directly or indirectly, be employed by, be a consultant to or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of any Person engaged in, the business of designing, manufacturing, providing and/or selling any products or services that are the same as or similar to, and competitive with, the products or services sold by the Company on the Closing Date; provided that, if any Seller enters into a new employment agreement with the Company in connection with the transactions described in this Agreement, such employment agreement contains a non-competition provision and such employment agreement specifically provides that the non-competition provision contained therein is intended to replace and supersede this Section 8.04, this Section 8.04 shall not apply to such Seller; and provided further that nothing herein is intended to restrict, preclude or prohibit any Person from being a less than 2% owner of any securities, debt or equity of any publicly traded company.

Section 8.05	Non-Solicitation of Employees.

No Seller shall, for a period of three years after the Closing Date, for itself or on behalf of any other Person, directly or indirectly, solicit for employment any individual who is at such time, or was in the preceding six months, an employee of the Company or any of its Subsidiaries, or induce or attempt to induce any such employee to leave his or her employment with the Company, any of its Subsidiaries, Buyer or any of their respective Affiliates; provided that, if any Seller enters into a new employment agreement with the Company in connection with the transactions described in this Agreement, such employment agreement contains a non-solicitation of employees provision and such employment agreement specifically provides that the non-solicitation of employees provision contained therein is intended to replace and supersede this Section 8.05, this Section 8.05 shall not apply to such Seller. The foregoing shall not preclude any Seller nor any of their respective Affiliates from soliciting or hiring any such employee who (a) initiates discussions with such Seller regarding such employment without any direct or indirect prohibited solicitation, or (b) responds to any general solicitation (including without limitation, any recruitment efforts conducted by any recruitment agency, provided that neither Seller nor any of their respective Affiliates has directed such recruitment efforts at such employee).

Section 8.06	Non-Solicitation or Interference with Customers and Suppliers.

No Seller shall, for a period of three years after the Closing Date, for itself or on behalf of any other Person, directly or indirectly, solicit, divert, take away or attempt to take away from the Company, any of its Subsidiaries, Buyer or any of their respective Affiliates any customers or suppliers thereof or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any relationships between the Company, its Subsidiaries or Buyer, on the one hand, and any of the customers or suppliers or other individuals or entities with whom they deal in connection with the business of the Company, on the other hand; provided that, if any Seller enters into a new employment agreement with the

Company in connection with the transactions described in this Agreement, such employment agreement contains a non-solicitation of customers provision and such employment agreement specifically provides that the non-solicitation of customers provision contained therein is intended to replace and supersede this Section 8.06, this Section 8.06 shall not apply to such Seller.

Section 8.07	Acknowledgments; Enforcement.

(a) Sellers acknowledge that, in view of the nature of Buyer’s business and the business objectives of Buyer in acquiring the Company, and the consideration paid to Sellers for the Transferred Interests, the restrictions and covenants contained or referenced in Section 8.04, Section 8.05, Section 8.06 and Section 8.08 of this Agreement are reasonably necessary to protect the legitimate business interests of the Company and Buyer and that any violation of such restrictions and covenants will result in irreparable injury to the Company and Buyer and their Affiliates for which damages will not be an adequate remedy. Sellers therefore acknowledge that, if any such restrictions or covenants are violated, in addition to obtaining compensation for damages, Buyer shall be entitled to seek to obtain preliminary and injunctive relief against the violating party as well to an equitable accounting of earnings, profits and other benefits arising from such violation.

(b) If, at the time of enforcement of any covenant contained in Section 8.04, Section 8.05, Section 8.06 or Section 8.08 of this Agreement, a court or other Governmental Entity shall hold that the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area and that the court or other Governmental Entity shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by Law.

Section 8.08	Confidentiality.

Neither Sellers nor any of their respective Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning the Company or relating to the Company’s business that is competitively sensitive, proprietary or confidential (collectively, “Proprietary Information”) except on behalf of Buyer or any of its Affiliates; provided, however, that the confidentiality covenants contained in this Section 8.08 shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as the Company; (ii) information that becomes part of the public domain or generally available to Persons in the same or similar industries as the Company by publication or otherwise other than through any action on the part of Seller, any Affiliate thereof or any Seller; (iii) information that the Sellers or their Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that the Sellers or their Affiliates are legally compelled to disclose, but only as to the disclosure. In the event that any Seller or Affiliate thereof becomes legally compelled to disclose any Proprietary Information, such Seller or Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 8.08. In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 8.08, such Seller or Affiliate thereof, as the case may be, will furnish only that portion of the Proprietary Information which such Seller Affiliate thereof is advised by counsel is legally required and will exercise commercially reasonable efforts, at Buyer’s sole expense, to obtain reliable assurance that confidential treatment will be accorded such furnished Proprietary Information.

Section 8.09	Post-Closing Tax Matters.

The following provisions shall govern certain post-closing Tax matters as described herein:

(a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period’’), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. In the case of a Tax that is (x) paid for the privilege of doing business during a period (a “Privilege Period”) and (y) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(b) Responsibility for Filing Tax Returns; Tax Distribution Adjustments.

(i) Sellers shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date, including for the Pre-Closing Tax Period. Sellers shall permit Buyer to review and comment on each such Income Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable Law, Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by Sellers for such periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company and its Subsidiaries for all periods ending after the Closing Date that are filed after the Closing Date. Buyer shall permit the Securityholders Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing if such Tax Returns result in an indemnification obligation of Sellers.

(ii) As permitted by Section 7.04, prior to the Closing the Company may make estimated tax distributions of amounts that may be necessary to provide the Sellers with cash sufficient to allow them to pay any and all Tax liabilities they may incur as a result of

Company income allocated to them with respect to the Pre-Closing Tax Period (the “Estimated Tax Distributions”), and that such Estimated Tax Distributions may be financed by additional borrowings under the Company’s line of credit facility. At such time as Sellers shall have prepared and filed Income Tax Returns for the Company for the Pre-Closing Tax Period, the actual amount of the tax liability of the Sellers for such period shall be recalculated using the same methodology as used in determining the Estimated Tax Distributions, adjusted only for the differences in the actual reported items of gain, income, loss, deduction or other Tax items shown on the final Income Tax Returns of the Company for the Pre-Closing Tax Period (as compared to those items taken into account in calculating the Estimated Tax Distributions) (the “Actual Tax Liability”) and (A) if the Actual Tax Liability exceeds the Estimated Tax Distributions, Buyer or Company shall promptly pay to Sellers their pro rata portion of such excess, and (B) if the Estimated Tax Distributions exceed the Actual Tax Liability the Sellers shall promptly pay to the Buyer their pro rata portion of such excess. Any amounts paid pursuant to this Section 8.09(b)(ii) shall be treated as adjustments to the Purchase Price for tax purposes.

(c) Purchase Price Allocation. Not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Securityholders Representative a tentative copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price, subject to adjustment pursuant to Section 10.06 below, among the assets of the Company. Securityholders Representative shall have 30 days after receipt of the Asset Acquisition Statement to notify Buyer in writing of any objections. If Securityholders Representative does not object in writing during such 30 day period, the Asset Acquisition Statement shall be final and binding on all Parties. If Securityholders Representative objects in writing during such thirty 30 day period, Securityholders Representative and Buyer will attempt in good faith to resolve the disputed items. If Securityholders Representative and Buyer are unable to reach an agreement within 60 days of Securityholders Representative’s receipt of the Asset Acquisition Statement, any disputed items shall be referred to the Independent Auditor for resolution. The determination of the Independent Auditor shall be final and binding on all Parties, and the fees, costs and expenses of the Independent Auditor shall be split equally between Securityholders Representative and Buyer. Sellers and Buyer further agree that any mutually agreed-upon allocation is subject to adjustment pursuant to Section 10.06 below and any indemnification payments paid to Buyer pursuant to Section 10.02 or to Sellers pursuant to Section 10.03. Buyer shall prepare and deliver to Securityholders Representative from time to time revised copies of the Asset Acquisition Statement so as to report any adjustments pursuant to Section 10.06 below and any indemnification payments paid to Buyer pursuant to Section 10.02 or to Sellers pursuant to Section 10.03. Sellers and Buyer each agree to file all Income Tax Returns and reports consistent with the foregoing and in accordance with Section 1060 of the Code.

(d) Cooperation on Tax Matters.

(i) Buyer, the Company and its Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 8.09, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 8.10	Manager, Director and Officer Indemnification.

For a period of not less than six years after the Closing, Buyer shall, and shall cause any of its successors and assigns and the Company and any of their respective successors and assigns to, (i) defend, indemnify and hold harmless each Covered Person, from and against any and all Losses incurred or suffered by any Covered Person in connection with any liabilities or any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company is permitted under applicable law and under its limited liability company agreement, in each case as in effect on the Closing Date, to indemnify such Covered Persons and (ii) advance expenses as incurred by any Covered Person in connection with any matters for which such Covered Person is entitled to indemnification from Buyer and the Company pursuant to this Section 8.10 to the fullest extent permitted under applicable law or, if greater, under the limited liability company agreement; provided, however, that the Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction that all rights of appeal have lapsed and that such Covered Person is not entitled to indemnification under applicable law or the limited liability company agreement, and pursuant to this Section 8.10. The Covered Persons are intended third party beneficiaries of this Section 8.10.

Section 8.11	Legends; Restriction on Transfer.

(a) Each Seller acknowledges that the shares of Buyer Common Stock comprising its portion of the Stock Consideration have not been registered under the Securities Act and agrees to a restrictive notation substantially similar to the following on any book-entry account reflecting the issuance of such shares (or any securities issued in respect of or exchange therefor) together with such other restrictive notations as may be required by applicable Blue Sky Laws:

“THESE SHARES OF STOCK HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.”

(b) Each Seller agrees it shall not sell, transfer, assign, gift, pledge, suffer a Lien to be placed upon or otherwise dispose of the shares of Buyer Common Stock comprising its portion of the Stock Consideration or any securities issued in respect of or exchange for such shares (the “Sellers Shares”), until the earlier of (1) such time as such shares are registered for resale pursuant to the provisions of Section 7.03 hereof or (2) such shares being eligible for sale under an applicable exemption to the Securities Act.

(c) In order to enforce the covenant contained in Section 8.11(b), Buyer may impose stop-transfer instructions with respect to the Sellers Shares until the end of such period. Any purported sale, transfer, assignment, gift, pledge, Lien or other disposition of the Sellers Shares in violation of the covenant contained in Section 8.11(b) shall be null and void.

Section 8.12	Brokers’ Fees.

Buyer agrees to indemnify and hold harmless Sellers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this Agreement or the transactions contemplated hereby (and the costs and expenses of defending against such liability or asserted liability) for which Buyer or any of its officers, employees, representatives or Affiliates is responsible.

Section 8.13	Litigation Proceeds.

Following the Closing, in the event that the Company shall be awarded or otherwise receive by way of settlement or otherwise cash resulting from counterclaims filed by the Company in connection with the Known Litigation Claims and Liabilities (such cash amounts, the “Counterclaim Proceeds”), the Parties agree that such Counterclaim Proceeds shall be distributed by the Company (and Buyer shall cause the Company to so distribute such proceeds) as follows within 15 Business Days of the Company’s receipt thereof:

(a) First, to Buyer until such time as Buyer has received an amount equal to all actual, out-of-pocket and documented third party expenses incurred by Buyer and the Company in connection with the known litigation matters described in Section 6.16 of the Disclosure Schedules, including all obligations, costs and expenses and any other obligations, costs and expenses required by any Government Entity in connection therewith, since the Closing Date;

(b) Second, to Sellers and the Optionholder (in accordance with each Seller’s and the Optionholder’s Allocable Portion), until such time as Sellers have received an aggregate amount equal to all actual, out-of-pocket and documented third party expenses incurred by the Company in connection with the known litigation matters described in Section 6.16 of the Disclosure Schedules, including all obligations, costs and expenses and any other obligations, costs and expenses required by any Government Entity in connection therewith, prior to the Closing Date; and

(c) Thereafter, 50% to Buyer and 50% to Sellers and Optionholder (in accordance with each Seller’s and the Optionholder’s Allocable Portion).

Buyer shall not be entitled to off-set or deduct from the Counterclaim Proceeds any amounts that might be owed by Sellers hereunder for any reason, including without limitation on account of any indemnification claims.

Article IX

Conditions to Obligation to Close

Section 9.01	Conditions to Buyer’s Obligation.

Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Subject to Section 7.06(a), the representations and warranties set forth in Article IV and Article VI above shall be true and correct in all material respects at and as of the Closing Date (other than such representations and warranties that expressly refer to a specific date, in which case such representations and warranties shall be true and correct in all material respects only as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date (other than such representations and warranties that expressly refer to a specific date, in which case such representations and warranties shall be true and correct in all respects only as of such date);

(b) Sellers shall have performed and complied with all of their covenants and agreements hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Sellers shall have delivered to Buyer at Closing the following:

(i) a certificate, dated as of the Closing Date, to the effect that each of the conditions specified above in clauses (a), (b) and (c) is satisfied in all respects;

(ii) certified copies of the Certificate of Organization certified as of a recent date by the Iowa Secretary of State and certified by the secretary of the Company as to the absence of any amendments between the date of certification by the Iowa Secretary of State and the Closing Date;

(iii) certificates dated as of a date not more than 15 days prior to the Closing Date as to the good standing (where such concept is recognized under applicable law) of the Company and its Subsidiaries, issued by the appropriate Governmental Entity of its jurisdiction of organization;

(iv) a certificate, dated as of the Closing Date, of the Sellers as the members of the Company attaching a true and correct copy of the Certificate of Organization and Operating Agreement, as well as the resolutions approving this Agreement and the transactions contemplated hereby;

(v) evidence, reasonably satisfactory to Buyer, that all necessary consents or amendments to the Company Option Plans and each Company Option Agreement required to (A) effectuate the provisions of Section 2.03 and (B) terminate, upon the Closing Time, each Company Option Plan and each Company Option Agreement, as provided for in Section 7.08, have been made or obtained;

(vi) a duly executed resignation letter, in form and substance reasonably satisfactory to Buyer, from each manager, director and officer of the Company and each Subsidiary thereof;

(vii) a Form W-9 duly completed and signed by each Seller and each Change in Control Bonus Plan Participant and Optionholder; and

(viii) executed copies of the Participation Agreements for each of the Indemnifying Bonus Plan Participants;

(e) Subject to Section 7.06(a), no Material Adverse Change shall have occurred since the date of this Agreement;

(f) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the transactions contemplated hereby shall have been filed, made or obtained, including clearance under the Hart-Scott-Rodino Act.

Buyer may waive any condition specified in this Section 9.01 if it executes a writing so stating at or prior to the Closing.

Section 9.02	Conditions to Sellers’ Obligation.

Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date (other than such representations and warranties that expressly refer to a specific date, in which case such representations and warranties shall be true and correct in all material respects only as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,”

in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date (other than such representations and warranties that expressly refer to a specific date, in which case such representations and warranties shall be true and correct in all respects only as of such date);

(b) Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(d) Buyer shall have delivered to Securityholders Representative at Closing the following:

(i) a certificate to the effect that each of the conditions specified above in clauses (a), (b) and (c) is satisfied in all respects;

(ii) the Closing Cash Payment pursuant to Section 2.02(a);

(iii) the Closing Stock Payment pursuant to Section 2.02(b);

(iv) the Promissory Notes: and

(v) such other documents and instruments as are reasonably required by Securityholders Representative or its counsel;

(e) No Buyer Material Adverse Change shall have occurred since the date of this Agreement; and

(f) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the transactions contemplated hereby shall have been filed, made or obtained, including clearance under the Hart-Scott-Rodino Act.

Securityholders Representative may waive any condition specified in this Section 9.02 on behalf of Sellers if Securityholders Representative executes a writing so stating at or prior to the Closing.

Article X

Remedies for Breaches of This Agreement

Section 10.01	Survival of Representations, Warranties, Covenants and Agreements.

(a) All of the representations and warranties made in this Agreement shall survive the Closing for a period of fifteen months, at which time they will terminate and no claims with respect to such representations and warranties shall be made by any Person under Section 10.02 or Section 10.03 thereafter, except that (a) the representations and warranties of the Sellers contained in Article IV (Representations and Warranties Relating to Sellers), and Section 6.01 (Organization, Qualification, and Corporate Power), Section 6.02 (Capitalization), and Section 6.04 (Brokers’ Fees) above and the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 above (collectively with the representations and warranties in Section 6.11 (Tax Matters), the “Fundamental Representations and Warranties”) shall survive the Closing indefinitely; and (b) the representations and warranties in Section 6.11 (Tax Matters) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations therefor, and except as otherwise specifically provided herein.

(b) All covenants and agreements made in this Agreement which are to be performed after the Closing Date shall survive the Closing until 60 days after the expiration of the applicable statute of limitations therefor with respect to any breach thereof or until the obligations with respect to such covenant or agreement have been satisfied in full.

Section 10.02	Indemnification Provisions for Buyer’s Benefit.

(a) Subject in all cases to the limitations set forth in this Agreement, from and after the Closing if Buyer makes a written claim for indemnification against the Indemnifying Securityholders pursuant to Section 10.04 or Section 10.06 below within the applicable survival period under Section 10.01 above, then the Indemnifying Securityholders shall jointly and severally indemnify (pro rata in accordance with each Indemnifying Securityholder Applicable Indemnification Portion of the Purchase Price), defend and hold harmless Buyer, its Affiliates (including, without limitation, the Company) and their respective directors, officers, members, shareholders, employees and managers (the “Buyer Indemnified Parties”), from and against any Losses any Buyer Indemnified Party shall suffer, directly or indirectly, resulting from, in connection with or related to:

(i) the breach of any representation or warranty under Article VI (other than the Fundamental Representations and Warranties) made by any Seller contained in this Agreement;

(ii) the breach of Section 6.01 (Organization, Qualification, and Corporate Power), Section 6.02 (Capitalization), and Section 6.04 (Brokers’ Fees) above; and/or

(iii) the breach or non-performance of any covenant or agreement of any Seller contained in this Agreement, other than the restrictive covenant contained in Section 8.04, Section 8.05, Section 8.06 or Section 8.08.

(b) Subject in all cases to the limitations set forth in this Agreement, from and after the Closing if Buyer makes a written claim for indemnification against Sellers pursuant to Section 10.04 or Section 10.06 below within the applicable survival period under

Section 10.01 above, then each applicable Seller shall severally and not jointly indemnify, defend and hold harmless Buyer Indemnified Parties, from and against any Losses any Buyer Indemnified Party shall suffer, directly or indirectly, resulting from, in connection with or related to the breach of (i) any representation or warranty under Article IV by such Seller or (ii) the restrictive covenant contained in Section 8.04, Section 8.05, Section 8.06 or Section 8.08 by such Seller.

(c) Indemnifying Securityholders shall not have any obligation to indemnify the Buyer Indemnified Parties from and against Losses described in Section 10.02(a)(i) and Section 10.02(a)(ii) above until the Buyer Indemnified Parties collectively have suffered Losses by reason of all such breaches in excess of a $2 million aggregate deductible (the “Deductible”), in which event only the amounts sought by the Buyer Indemnified Parties in excess of the Deductible shall be subject to indemnification.

(d) Indemnifying Securityholders shall not have any obligation to indemnify the Buyer Indemnified Parties from and against Losses described in Section 10.02(a)(i) in excess of $7 million (the “Cap”) (after which point the Indemnifying Securityholders will have no obligation to indemnify the Buyer Indemnified Parties from and against further such Losses); and in no event shall Losses under Section 10.02(a)(i) above be taken from any source of funds other than Deferred Proceeds and the Individual Post-Closing Bonuses under the Change in Control Bonus Plan to Indemnifying Bonus Plan Participants that have not yet been paid (collectively, the “Total Deferred Proceeds”).

(e) Notwithstanding anything to the contrary herein, (i) no Indemnifying Securityholder shall have any obligation to indemnify the Buyer Indemnified Parties from and against any Losses described in Section 10.02(a) and Section 10.02(b) in excess of such Indemnifying Securityholder Applicable Indemnification Portion of the Purchase Price (after which point such Indemnifying Securityholder will have no obligation to indemnify the Buyer Indemnified Parties from and against further such Losses), and (ii) no Indemnifying Bonus Plan Participant shall have any obligation to indemnify the Buyer Indemnified Parties from and against any Losses of any kind under this Agreement in excess of their Individual Post-Closing Bonus amounts. No Seller in its capacity as Indemnifying Securityholder shall have to indemnify any Buyer Indemnified Party with respect to any Losses described in Section 10.02(b), to the extent such Losses have resulted from a breach by another Seller.

(f) Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), any references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) contained in such representations and warranties shall be disregarded.

(g) No Buyer indemnified Party shall be entitled to seek indemnification for any Loss more than once notwithstanding the fact that such Loss may be described in more than one subparagraph of Section 10.02(a).

Section 10.03	Indemnification Provisions for Indemnifying Securityholder’s Benefit.

(a) Subject in all cases to the limitations set forth in this Agreement, from and after the Closing if a Indemnifying Securityholder makes a written claim for indemnification against Buyer pursuant to Section 10.04 or Section 10.06 below within the applicable survival period under Section 10.01 above, then Buyer shall indemnify, defend and hold harmless the Indemnifying Securityholders and the Indemnifying Securityholders’ respective Affiliates and each of their respective directors, officers, members, shareholders, employees and managers (the “Indemnifying Securityholder Indemnified Parties”) from and against any Losses any Indemnifying Securityholder Indemnified Party shall suffer, directly or indirectly, resulting from, in connection with or related to:

(i) the breach of any representation or warranty (other than the Fundamental Representations and Warranties) made by Buyer contained in this Agreement;

(ii) the breach of any of the Fundamental Representations and Warranties made by Buyer contained in this Agreement; and/or

(iii) the breach or non-performance of any covenant or agreement of Buyer contained in this Agreement;

(b) Buyer shall not have any obligation to indemnify the Indemnifying Securityholder Indemnified Parties from and against Losses described in Section 10.03(a)(i) and Section 10.03(a)(ii) above until the Indemnifying Securityholder Indemnified Parties collectively have suffered Losses by reason of all such breaches in excess of the Deductible, in which event only the amounts sought by the Indemnifying Securityholder Indemnified Parties in excess of the Deductible shall be subject to indemnification.

(c) Buyer shall not have any obligation to indemnify the Indemnifying Securityholder Indemnified Parties from and against Losses described in Section 10.03(a)(i) in excess of the Cap.

(d) Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) contained in such representations or warranties, shall be disregarded.

Section 10.04	Matters Involving Third Parties.

(a) If any third Person shall notify any Party (such Party, together with any other Person entitled to indemnification hereunder, the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (such Party, together with any other Party required to provide indemnification hereunder, the “Indemnifying Party”) under this Article X, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that the failure of the Indemnified Party to provide timely notice shall not result in the forfeiture of any rights of the Indemnified Party except to the extent such failure results in the loss or waiver of substantive defenses of the Indemnifying Party.

(b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnifying Party elects to assume the defense of a Third-Party Claim: (i) the Indemnifying Party shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Party for its fees or expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third-Party Claim other than reasonable costs of investigation; (ii) the Indemnifying Party shall admit in writing that the Indemnified Party is entitled to indemnification under this Agreement for the entirety of any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim, subject to the limits of liability set forth in this Article X; (iii) the Loss that can be reasonably anticipated to be incurred in connection with such Third Party Claim is within the limits of liability set forth in this Article X; (iv) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation by the Indemnified Party of any applicable Laws or any rights of any Person, (B) the Indemnified Party receives a full release of and from any other claims that may be made against the Indemnified Party by the third party bringing the Third-Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (v) the Indemnified Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be paid by the Indemnifying Party; provided, however, that (i) counsel for the Indemnified Party is reasonably acceptable to the Indemnifying Party, (ii) the Indemnified Party keeps the Indemnifying Party reasonably informed of the progress of any Third Party Claim including providing copies of notices, pleadings and court submissions, and (iii) permits counsel for the Indemnifying Party to assist in the defense of any Third Party Claim.

(c) If the Indemnifying Party does not assume the defense of a Third-Party Claim in the manner provided in Section 10.04(b) or if the Indemnifying Party does not conduct the defense of a Third-Party Claim in the manner provided in Section 10.04(b), the Indemnifying Party shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Party

(d) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 10.04(b), however, the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem necessary and appropriate.

(e) Any Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Parties and their attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party and its agents and representatives to records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties shall cooperate with each other in any notifications to insurers.

(f) All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price.

Section 10.05	Exclusive Remedy.

Except (i) in the case of fraud or criminal acts, (ii) in the case of a violation of a restrictive covenant contained in Section 8.04, Section 8.05, Section 8.06 or Section 8.08 above and (iii) as otherwise provided in Section 12.17 below, the rights and remedies under this Article X are exclusive and in lieu of any and all other rights and remedies that Indemnifying Securityholders and Buyer may have under this Agreement or otherwise against each other with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, and each Indemnifying Securityholder and Buyer expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against any other Party or its Affiliates now or in the future under any Law with respect to the transactions contemplated by this Agreement. Except in the case of fraud or criminal acts, or such a violation of Section 8.04, Section 8.05, Section 8.06 or Section 8.08, the remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the transactions contemplated by this Agreement.

Section 10.06	Procedures Relating to Indemnification.

(a) Notification of Claims. Upon an Indemnified Party becoming aware of a fact, condition or event that constitutes a basis for a claim for indemnification hereunder against another party under Section 10.02 or Section 10.03 above, as the case may be, if such a claim is to be made, the Indemnified Party will with reasonable promptness and specificity notify the Indemnifying Party in writing of such fact, condition or event within any applicable survival period and include therein a bill (if applicable), together with any relevant back-up documentation and a reasonable good faith estimate of the amount of Losses to the extent reasonably estimable (the “Notice”); provided, however, that the failure of the Indemnified Party to provide timely notice shall not result in the forfeiture of any rights of the Indemnified Party except to the extent such failure results in the loss or waiver of substantive defenses of the Indemnifying Party.

(b) Payment. Upon an Indemnifying Party’s receipt of a Notice pursuant to Section 10.06(a) above from an Indemnified Party, the Indemnifying Party shall be required to make payments to an Indemnified Party only in accordance with the following procedures:

(i) if the Indemnifying Party is Buyer, pay all Losses specified in such Notice that are payable pursuant to this Article X, by wire transfer of immediately available funds, promptly after receipt of such Notice; provided, however, that if the Indemnifying Party in good faith disputes the Losses specified in such Notice, the Indemnifying Party shall so notify the Indemnified Party within 30 days of receipt of such Notice;

(ii) if the Indemnifying Parties are the Indemnifying Securityholders, or any of them, and the Indemnifying Securityholders, or any of them, do not dispute the Losses specified in such Notice, pay all Losses specified in such Notice that are payable pursuant to this Article X by agreeing that the amount of such Losses may be deducted from the next payment of the Total Deferred Proceeds, it being understood that if such dispute is with regard to a Notice that applies to only particular Sellers pursuant to Section 10.02(b) or otherwise, such deduction shall only be from the Total Deferred Proceeds payable to each such Seller and in the amount not disputed by each such Seller;

(iii) if the Indemnifying Parties are the Indemnifying Securityholders, or any of them, and the Indemnifying Securityholders, any of them, in good faith dispute the Losses specified in such Notice, the Indemnifying Party shall so notify the Indemnified Party within 30 days of receipt of such Notice in which event the procedures set forth below in Section 10.06(c) and Section 10.06(d) below shall apply; and

(iv) Except as specifically provided in Section 10.06(d)(ii) below, Sellers and the Optionholder shall individually be obligated to pay to the Buyer any amounts that may be payable to Buyer pursuant to this Article X in excess of the Total Deferred Proceeds otherwise distributable to the Sellers, the Optionholder and the Indemnifying Bonus Plan Participants, if any, only after all the Total Deferred Proceeds otherwise distributable to the Sellers, the Optionholder and the Indemnifying Bonus Plan Participants have been paid to Buyer in accordance with the procedures set forth in Section 10.06(b)(ii) above or Section 10.06(c) and Section 10.06(d) below (it being understood that the Indemnifying Bonus Plan Participants shall have no obligation to pay any amounts in excess of the Total Deferred Proceeds).

(c) Disputes. If there is a dispute as to any indemnification claim set forth in a Notice pursuant to Section 10.06(a) above, the Indemnifying Party and Indemnified Party shall first attempt to resolve any such dispute through good faith negotiations. In any event, the Indemnifying Party shall pay to the Indemnified Party, as provided in Section 10.06(b) above, the amount of any Losses for which the Indemnifying Party is liable hereunder no later than ten Business Days following any Final Determination of such Losses and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing that specifically acknowledged the Indemnifying Party’s liability and the amount of Losses for which it has liability, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto; provided, however, that this Section 10.06(c) shall not create or imply any right or requirement to submit matters to arbitration, and the provisions of Section 12.10 below shall govern any disputes, unless otherwise mutually agreed upon by the parties to such dispute.

(d) Escrow Fund.

(i) Notwithstanding the foregoing clause (c), if (i) there is a dispute as to any indemnification claim set forth in a Notice pursuant to Section 10.06(a) above, (ii) the Indemnifying Party is the Indemnifying Securityholders, or any of them, and (iii) one or more installments of the Total Deferred Proceeds remain unpaid at such time, then Buyer shall deposit an amount in cash equal to the amount of Losses in controversy with respect to such dispute (or, in the event such amount exceeds the unpaid portion of the Total Deferred Proceeds at such time, an amount in cash equal to the amount of Total Deferred Proceeds remaining unpaid) (each such amount deposited, an “Escrow Amount”) into escrow with SunTrust Bank, or such other bank or trust company selected by Buyer with Securityholders Representative’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Escrow Agent”), to be held by the Escrow Agent until a Final Determination is made with respect to such dispute and thereafter distributed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agent’s standard form of escrow agreement (the “Escrow Agreement”).

(ii) Notwithstanding the foregoing, if a dispute is with regard to a Notice that applies to a particular Seller pursuant to Section 10.02(b), then the amount deposited with the Escrow Agent of the Total Deferred Proceeds shall only be from the portion of the Total Deferred Proceeds payable to such particular Seller and shall be administered hereunder as a separate Escrow Amount (a “Separate Seller Escrow Amount”) applicable to only such Seller and the particular claim or claims applicable to such Seller. If as a result of the deposit of such Separate Seller Escrow Amount into escrow to satisfy any such claim against a particular Seller, or the payment of any such amounts to Buyer as provided below or in accordance with Section 10.06(b)(ii) above, the remaining amount of such Seller’s portion of Total Deferred Proceeds is insufficient to cover such Seller’s portion of indemnifications claims for which all Sellers are jointly and severally liable and which would have otherwise been satisfied from the Total Deferred Proceeds but for the deposit or payment of any Separate Seller Escrow Amount (or payment in accordance with Section 10.06(b)(ii) above), then such Seller shall be individually liable to Buyer to the extent of such insufficiency.

(iii) The Escrow Amounts (including all Separate Seller Escrow Amounts”), and all interest and other direct or indirect earnings thereon after the Closing, are collectively hereinafter referred to as the “Indemnity Escrow Fund.”

(iv) In the event that as a result of a Final Determination, an Escrow Amount (or some portion thereof) or a Separate Seller Escrow Amount (or some portion thereof) is owed to the Buyer Indemnified Parties (such amount owed, the “Final Adjustment Amount” and the difference between the Final Adjustment Amount and the Escrow Amount or Separate Seller Escrow Amount, if any, as applicable, the “Remainder”), then within three Business Days of the Final Determination, Buyer and Securityholders Representative shall execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release to Buyer the Final Adjustment Amount and the Remainder, if any, shall be held by the Escrow Agent until such time as it is payable as Total Deferred Proceeds hereunder, at which point Buyer and Securityholders Representative shall execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release to Sellers, the Optionholder and the Indemnifying Bonus Plan Participants, as applicable, the Remainder. In such event, the Total Deferred Proceeds owed by Buyer hereunder shall be automatically reduced by the Final Adjustment Amount with such reduction applied first to the last Total Deferred Proceeds held in escrow that would have been otherwise payable under this Agreement.

(v) In the event that as a result of a Final Determination, an Escrow Amount (or some portion thereof) or a Separate Seller Escrow Amount (or some portion thereof) is not owed to the Buyer Indemnified Parties, then within three Business Days of the Final Determination, Buyer and Securityholders Representative shall execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release to Sellers, the Optionholder and the Indemnifying Bonus Plan Participants, as applicable, such Escrow Amount (or such portion thereof) or such Separate Seller Escrow Amount (or such portion thereof) and the remainder, if any, shall be held by the Escrow Agent until such time as it is payable as Total Deferred Proceeds hereunder, at which point Buyer and Securityholders Representative shall execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release to Sellers, the Optionholder and the Indemnifying Bonus Plan Participants, as applicable, such remainder. In such event, any such Escrow Amounts or Separate Seller Amounts so released shall (if released prior to the date otherwise payable as Total Deferred Proceeds) be treated as an advanced payment of the Total Deferred Proceeds owed by Buyer hereunder and Buyer’s obligation to make future payments shall be correspondingly reduced by such released amounts.

(vi) The Parties acknowledge that Buyer shall be treated as the owner of the entire Indemnity Escrow Fund and shall be responsible for any Taxes attributable to income earned in respect of the Indemnity Escrow Fund until such time as the Indemnity Escrow Fund is disbursed in accordance with the terms of this Agreement and the Escrow Agreement. All cash included in the Indemnity Escrow Fund shall be held in an interest-bearing account in accordance with the terms of the Escrow Agreement and Buyer will receive from the Indemnity Escrow Fund on a quarterly basis a distribution equal to the amount of taxable income earned on the Indemnity Escrow Fund multiplied by the highest marginal federal, state and local income tax rate applicable to Buyer for purposes of Buyer’s payment of any Taxes attributable to income earned in respect of the Indemnity Escrow Fund as further provided by the Escrow Agreement.

Section 10.07	Survival of Claims.

In the event notice of any claim for indemnification under Section 10.02 (Indemnification Provisions for Buyer’s Benefit) or Section 10.03 (Indemnification Provisions for Seller’s Benefit) is given pursuant to Section 10.04(a) or Section 10.06(a) within the applicable survival period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 10.08	Mitigation.

(a) With respect to each claim for indemnification, any Losses that may be recovered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, with respect to such claim shall be net of any insurance proceeds actually recovered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, with respect thereto (net of the out-of-pocket costs reasonably incurred of pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts attributable to such claim). To the extent that insurance proceeds are collected by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, after a claim has been settled, the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall restore the indemnifying party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such claim (net of the out-of-pocket costs reasonably incurred of pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts attributable to such claim).

(b) An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to Article X.

(c) If an Indemnified Party realizes any net Tax benefit as a result of any Loss for which the Indemnified Party is indemnified pursuant to this Article X, the Indemnified Party will promptly pay the amount of the net Tax benefit (not in excess of the indemnification payment received by the Indemnified Party pursuant to this Article X) to the Indemnifying Party. For purposes of the foregoing, net Tax benefit shall mean the present value (computed using the rate of interest per annum announced by the Wall Street Journal as the “prime rate” at large U.S. money center banks as of five Business Days before the date on which the amount of the net Tax benefit is to be paid) of any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, net of any increase in Taxes paid by the Indemnified Party on account of receipt of the indemnification payment, in each case computed at the highest applicable marginal statutory tax rates.

Section 10.09	Fraud Claims.

Any and all fraud claims that may be made hereunder may only be brought against an individual Seller with respect to his, her or its own fraud, and no Seller shall have any liability for the fraud of any other Seller or third party.

Article XI

Termination

Section 11.01	Termination of Agreement.

Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and the Securityholders Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer and the Securityholders Representative may terminate this Agreement if the Closing shall not have occurred on or before October 15, 2014 unless the failure to consummate the transactions contemplated in this Agreement is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(c) Buyer may terminate this Agreement, provided that Buyer is not in material breach of this Agreement, by giving written notice to Securityholders Representative at any time prior to the Closing in the event (i) Sellers have given Buyer any notice pursuant to Section 7.06 above and (ii) the development that is the subject of the notice has caused a Material Adverse Effect;

(d) Securityholders Representative may terminate this Agreement, provided that Sellers are not in material breach of this Agreement, by giving written notice to Buyer at any time prior to the Closing in the event (i) Buyer has given Securityholders Representative any notice pursuant to Section 7.06 above and (ii) the development that is the subject of the notice has caused a Material Adverse Effect

(e) Buyer may terminate this Agreement, provided that Buyer is not in material breach of this Agreement, by giving written notice to Securityholders Representative at any time prior to the Closing in the event any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, and such breach would give rise to the failure of a condition set forth in Article IX and cannot be or has not been cured prior to the date set forth in Section 11.01(b);

(f) Securityholders Representative may terminate this Agreement; provided that no Seller is in material breach of this Agreement, by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, and such breach would give rise to the failure of a condition set forth in Article IX and cannot be or has not been cured prior to the date set forth in Section 11.01(b); or

(g) Buyer or Securityholders Representative may terminate this Agreement if there shall be a final nonappealable order of a Governmental Entity of competent jurisdiction preventing consummation of the transactions contemplated by this Agreement or there shall be any Law enacted or deemed applicable to the transaction that makes its consummation illegal.

Section 11.02	Effect of Termination.

If any Party terminates this Agreement pursuant to Section 11.01 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions of this Article XI, Section 8.08 and the Non-Disclosure Agreement shall continue in full force and effect and the following provisions shall also survive any such termination: Section 6.04 (Brokers’ Fees), Section 8.12 (Brokers’ Fees) and Article XII and the related definitional provisions set forth in Article I.

Article XII

Miscellaneous

Section 12.01	Press Releases and Public Announcements.

Buyer may, upon execution of this Agreement, issue a press release regarding the same (the “Press Release”) a copy of which shall be provided to the Company in advance for review and comment, and (ii) any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure). Sellers shall cause the Company to comply with this Section 12.01 as if it were a Party hereto.

Section 12.02	Attorney-Client Privilege; Continued Representation.

The Parties hereto hereby acknowledge that Cooley LLP has acted as counsel to the Company in connection with the transactions contemplated herein. The following provisions apply to the attorney-client relationship between (a) the Company and Cooley LLP prior to Closing and (b) Sellers (and any subset of them) and Cooley LLP following Closing. Each of the Parties hereto agrees that (i) it will not seek to disqualify Cooley LLP from acting and continuing to act as counsel to any of the Sellers either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated herein because of their representation of the Company in connection with the transactions contemplated herein; and (ii) the Sellers have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Cooley LLP prior to the Closing to the extent such communications concern the transactions contemplated by this Agreement. The parties furthermore agree that for the purposes of the attorney-client privilege, any communications between Cooley LLP and the Company or the Sellers that were made in the course of negotiating the transactions contemplated by this Agreement that relate to the subject matter of this Agreement or that may be relevant to any claims for indemnification under this Agreement or any other dispute arising in connection with the transactions contemplated hereby (“Protected Communications”) shall be deemed privileged communications of the Sellers for the purposes of such claims or disputes, and to the extent that they may not be considered as such at law, the parties hereto agree to contractually treat such Protected Communications as if they were privileged communications of the Sellers; provided, however, that, for the avoidance of doubt, the foregoing shall not apply to communications between Cooley LLP and Buyer or Cooley LLP and Third Security, LLC and its Affiliates in connection with Cooley’s representation of the foregoing Persons, whether in connection with filings required under the Hart-Scott-Rodino Act or otherwise

Section 12.03	No Third-Party Beneficiaries.

Except as otherwise specifically provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.04	Entire Agreement.

This Agreement (including the Schedules, Exhibits and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 12.05	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Securityholders Representative; provided, however, that Buyer may, without the prior written approval of any other Parties hereto, (a) assign any of its rights and/or obligations hereunder to any Affiliate in which case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, or (b) after Closing, assign any of its rights and/or obligations hereunder to any subsequent purchaser of the Company or all or substantially all of the assets comprising the business of the Company.

Section 12.06	Signatures.

This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 12.07	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.08	Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) upon electronic confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company, Sellers, or any of them,	Copy to:
or the Securityholders Representative:

Pro-Edge, LP.	Cooley LLP
958 North Main	500 Boylston Street
Sioux Center, Iowa 51250	Boston, MA 02116
Tel: (800) 999-3586	Tel: (617) 937-2400
Email: Jan.Schuiteman@transova.com	Fax: (617) 937-2300
Attention: Jan Schuiteman	Email: lfagen@cooley.com
Attention: Lester Fagen and Miguel J. Vega

If to Buyer:	Copy to:

Intrexon Corporation	Troutman Sanders LLP
20374 Seneca Meadows Parkway	1001 Haxall Point
Germantown, Maryland 20876	Richmond, Virginia 23219
Tel: (301) 556-9809	Tel: (804) 697-1225
Fax: (301) 556-9902	Fax: (804) 698-5174
Email: DLehr@intrexon.com	Email: jo.gwathmey@troutmansanders.com
Attention: Donald P. Lehr, Chief Legal Officer	Attention: John Owen Gwathmey

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 12.09	Governing Law.

This Agreement, and the determination of any and all claims arising out of, relating to or in connection with this Agreement, shall in all respects and to the maximum extent permitted by applicable Law be governed by the Laws of the Commonwealth of Virginia, including all matters of construction, enforcement, validity and performance but excluding all choice of law and conflicts of law rules.

Section 12.10	Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a) EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY AND ALL ACTIONS OR PROCEEDINGS IN RESPECT OF ANY CLAIM ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH, THIS AGREEMENT, THE TRANSACTIONS DESCRIBED IN OR CONTEMPLATED BY THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA, ALEXANDRIA DIVISION, OR IN THE EVENT THAT COURT LACKS JURISDICTION, IN THE CIRCUIT COURT OF THE COUNTY OF FAIRFAX, VIRGINIA (THE “CHOSEN COURT”) AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN

COURT, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 12.08 OF THIS AGREEMENT.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED IN OR CONTEMPLATED BY THIS AGREEMENT.

Section 12.11	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Securityholders Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.12	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.13	Expenses.

(a) Except as otherwise expressly provided in this Agreement, whether or not the transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions shall be borne by the Party incurring such costs and expenses. For the avoidance of doubt Cooley LLP has been retained by the Company in connection with this Agreement and the transactions contemplated hereby. The Company shall pay up to $400,000 of Cooley’s legal fees for its representation of the Company and any excess beyond such amount shall be paid by the Sellers.

(b) All transfer, documentary, sales, use, property transfer, stock transfer, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Transferred Interests hereunder and the other transactions contemplated hereby shall be paid 50% by Buyer and 50% by Sellers pro rata; provided that nothing contained in this Section 12.13(b) relates to Pre-Closing Tax Liabilities.

Section 12.14	Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.15	Securityholders Representative.

(a) Each Seller hereby irrevocably designates and appoints Pro-Edge, LP. as, and Pro-Edge, LP. hereby irrevocably accepts the designation as and agrees to be, the representative of each Seller and the “Securityholders Representative” for purposes of this Agreement. The Securityholders Representative is hereby designated as the attorney in fact and agent for and on behalf of each Seller and his, her or its respective heirs, successors and assigns with respect to the exercise of the power to take all actions and make all decisions on behalf of each Seller under this Agreement and any other document or agreement delivered in connection herewith, including without limitation, decisions and actions with respect to payments and adjustments under Article II, with respect to satisfaction and waiver of closing conditions under Article IX, and with respect to claims for indemnification under Article X. The Securityholders Representative also shall have the power to give and receive all notices and communications to be given or received by the Sellers, or any of them, under this Agreement and to receive service of process for the Sellers, or any of them, in connection with any claims under this Agreement and to take all actions on behalf of the Sellers, or any of them, necessary to settle, pay or take any other actions with respect to the Sellers’ or any Seller’s indemnification obligations under Article X. Each Seller shall be bound by all actions taken and documents executed by the Securityholders Representative in connection with this Agreement. Notices or communications to or from the Securityholders Representative shall constitute notice to or from each Seller. In performing the functions specified in this Agreement, the Securityholders Representative may act upon any instrument or other writing believed by the Securityholders Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement. The Securityholders Representative shall be indemnified and held harmless by the Indemnifying Securityholders, jointly and severally, and in accordance with each Indemnifying Securityholder Applicable Indemnification Portion, from and against any Losses incurred on the part of the Securityholders Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Without limiting the generality of the foregoing, the Securityholders Representative shall have full power and authority to interpret all the terms and provisions of this Agreement on behalf of all Indemnifying Securityholders and their respective heirs, successors and assigns.

(b) This power of attorney granted by each Seller to the Securityholders Representative is coupled with an interest and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated or affected by subsequent disability or incapacity of any Seller or by any act of any Seller or by operation of law, whether by such person’s death, disability, protective supervision or any other event. Each Seller shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of the Securityholders Representative taken in good faith under this Agreement or any document or agreement delivered in connection herewith. Notwithstanding the power of attorney granted in this Section 12.15, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller (instead of the Securityholders Representative) having signed or given the same directly.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated by this Agreement: (i) Buyer shall be entitled to deal exclusively with Securityholders Representative on all matters including, but not limited to, matters relating to any claim for indemnification, compensation or reimbursement hereunder; and (ii) Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Sellers by Securityholders Representative, and on any other action taken or purported to be taken on behalf of Sellers by Securityholders Representative, as fully binding upon Sellers. A decision, act, consent or instruction of Securityholders Representative, including an amendment, extension, waiver or termination of this Agreement, shall constitute a decision of Sellers and shall be final, binding and conclusive upon Sellers; and Buyer may rely upon any such decision, act, consent or instruction of Securityholders Representative as being the decision, act, consent or instruction of Sellers. Buyer is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of Securityholders Representative.

Section 12.16	Non-Disclosure Agreement.

The Non-Disclosure Agreement is incorporated into this Agreement by reference in its entirety and shall continue in full force and effect until the Closing at which time it shall terminate. If this Agreement is not consummated for whatever reason, the Non-Disclosure Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 12.17	Specific Performance.

The Parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any Party should default in the performance of its obligations under this Agreement. Accordingly, in the event of any such breach, the non-defaulting party or parties shall be entitled to obtain equitable relief (if the court so grants), including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting party to affirmatively carry out its obligations under this Agreement.

Section 12.18	Waiver of Certain Rights.

Each Seller hereby waives any and all rights of first refusal, rights of first offer or other transfer rights such Seller may have under the Company’s Corporate Documents or otherwise in connection with the sale of the Transferred Interests to Buyer and the transactions contemplated by this Agreement.

Section 12.19	Amendment and Restatement of Original Agreement.

The Original Agreement is hereby amended, restated, terminated and superseded in its entirety and restated herein. All provisions of, rights granted and covenants made in the Original Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect in favor of those specified herein.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Buyer:

INTREXON CORPORATION

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	Chairman and Chief Executive Officer

Company:

TRANS OVA GENETICS, L.C.

By:	/s/ David Faber
Name:	David Faber
Title:	President

Sellers:

PRO-EDGE, LP.

By: Pro Edge Management, Inc., its General Partner

By:	/s/ Jan Schuiteman
Name:	Jan Schuiteman
Title:	President

IOWA FARM BUREAU FEDERATION

By:	/s/ Edward G. Parker
Name:	Edward G. Parker
Title:	General Counsel

{Signature Page to Membership Interest Purchase Agreement}

/s/ Gary Malenke
Gary Malenke

/s/ Dr. Michael Welsh
Dr. Michael Welsh

/s/ Thomas Mercuro
Thomas Mercuro

Securityholders Representative:

PRO-EDGE, LP.

By: Pro Edge Management, Inc., its General Partner

By:	/s/ Jan Schuiteman
Name:	Jan Schuiteman
Title:	President

{Signature Page to Membership Interest Purchase Agreement}

SCHEDULE A

TRANSFERRED INTERESTS

Seller Name	Number of Units of Membership Interest
Pro-Edge, LP.	3,780,000
Iowa Farm Bureau Federation	125,000
Gary Malenke	16,667
Dr. Michael Welsh	43,750
Thomas Mercuro	133,333
Total	4,098,750

SELLER AND OPTIONHOLDER PROCEEDS ALLOCATION AND ALLOCABLE PORTIONS

	Allocable Portion	Cash	Shares	Share Cash	Deferred 2015	Deferred 2016	Deferred 2017	total
Pro-Edge, LP.	91.70%	$51,352,075.00	1,264,386.00	$26,261,297.22	$5,835,828.36	$5,835,828.36	$5,835,828.36	$95,120,876.60
Iowa Farm Bureau Federation	2.68%	$1,501,654.00	36,973.00	$767,929.21	$170,653.20	$170,653.20	$170,653.20	$2,781,555.73
Gary Malenke	0.36%	$200,032.00	4,925.00	$102,292.25	$22,732.34	$22,732.34	$22,732.34	$370,524.97
Dr. Michael Welsh	0.94%	$525,430.00	12,937.00	$268,701.49	$59,711.79	$59,711.79	$59,711.79	$973,270.19
Thomas Mercuro	2.86%	$1,601,952.00	39,443.00	$819,231.11	$182,051.50	$182,051.50	$182,051.50	$2,967,341.90
Tom Mercuro Option Payment	1.47%	$829,455.53	19,967.00	$414,715	$92,161.73	$92,161.73	$92,161.73	$1,520,655.31

	100.00%	$56,010,598.53	1,378,631	$28,634,165.87	$6,363,138.92	$6,363,138.92	$6,363,138.92	$103,734,224.69

*	Calculated based upon Buyer Stock Value, which may be different than the value upon payment

EXHIBIT A

PROMISSORY NOTE

$[ ]	August 8, 2014

For value received, INTREXON CORPORATION, a Virginia corporation (the “Company”), hereby unconditionally and irrevocably promises to pay to              or its assigns (“Holder”), subject only to the conditions set forth below, the principal sum of $[        ] with simple interest on the outstanding principal amount at the rate of 5% per annum computed on the basis of a year of 365 days for the actual number of days elapsed. This Promissory Note is being issued pursuant to Section 2.02(c) of that certain Amended and Restated Membership Interest Purchase Agreement dated as of August 8, 2014, by and among the Company, Trans Ova Genetics, L.C., the Sellers named therein and Pro-Edge, LP., as Securityholders Representative (the “Agreement”). Interest shall accrue from the date hereof and be payable as set forth in Section 1 below.

1. The outstanding principal amount hereunder shall be subject to scheduled amortized repayments on the dates and in the amounts listed below, together with all interest accrued to the date of each such payment:

Repayment Date	Repayment Amount
[ ], 2015	$	[	]
[ ], 2016	$	[	]
[ ], 2017	$	[	]

Such amounts shall be increased to the extent required by Section 2.2(c) of the Agreement.

2. Any payments made hereunder shall be applied first to accrued interest and thereafter to principal.

3. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

4. Notwithstanding anything to the contrary set forth herein, the Company may prepay all principal and accrued interest due pursuant to this Note at any time without penalty and without the consent of the Holder.

5. Notwithstanding anything to the contrary set forth herein, in lieu of paying any amounts hereunder required to be paid to the Holder, the Company may pay certain amounts to the Escrow Agent (as defined in the Agreement) in accordance with the explicit terms of the Agreement.

A – 1.

6. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(b) or 6(c)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of the Company.

7. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

8. This Note shall be governed by and construed under the laws of the Commonwealth of Virginia, as applied to agreements among Virginia residents, made and to be performed entirely within the Commonwealth of Virginia, without giving effect to conflicts of laws principles.

9. Any term of this Note may be amended or waived only with the written consent of the Company, the Holder and Securityholders Representative (as defined in the Agreement).

10. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[Signature page follows.]

A – 2.

The Company has caused this PROMISSORY NOTE to be executed by its duly authorized officer as of the date first written above.

INTREXON CORPORATION

By:
Name
Title

Promissory Note